Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Pepco Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for financial instruments with characteristics of both liabilities and equity as of July 1, 2003 and variable interest entities as of December 31, 2003.

As discussed in Note 16 to the consolidated financial statements, the Company has revised the presentation of their consolidated statement of earnings for the year ended December 31, 2003.
PricewaterhouseCoopers LLP Washington, DC February 26, 2004, except as to Note 16 for which the date is March 31, 2004, and except as to Note 4 for which the date is December 14, 2004
_____________________________________________________________________________

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS
For the Year Ended December 31,	Restated (See Note 16) 2003	2002	2001
(Millions, except per share data)
Operating Revenue
Power Delivery	$4,091.1	$ 2,529.7	$ 1,723.5
Conectiv Energy	2,070.6	850.2	-
Pepco Energy Services	1,066.7	826.7	541.5
Other Non-Regulated	114.9	117.9	106.2
Total Operating Revenue	7,271.3	4,324.5	2,371.2
Operating Expenses
Fuel and purchased energy	4,621.8	2,538.4	1,238.1
Other operation and maintenance	1,348.6	775.1	373.4
Depreciation and amortization	422.1	239.8	170.6
Other taxes	273.9	225.6	186.5
Deferred electric service costs	(7.0)	-	-
Impairment losses	64.3	-	65.5
Gain on sales of assets	(68.8)	-	(29.3)
Total Operating Expenses	6,654.9	3,778.9	2,004.8
Operating Income	616.4	545.6	366.4
Other Income (Expenses)
Interest and dividend income	17.1	22.3	62.0
Interest expense	(368.3)	(213.8)	(148.7)
Loss from equity investments	(.9)	(9.7)	(23.9)
Impairment loss on equity investments	(102.6)	-	-
Other income	37.1	24.2	14.1
Other expenses	(11.4)	(13.4)	(8.8)
Total Other Expenses	(429.0)	(190.4)	(105.3)
Preferred Stock Dividend Requirements of Subsidiaries	13.9	20.6	14.2
Income Before Income Tax Expense	173.5	334.6	246.9
Income Tax Expense	65.9	124.1	83.5
Income Before Extraordinary Item	$ 107.6	$ 210.5	$ 163.4
Extraordinary Item (net of taxes of $4.1 million for the year ended December 31, 2003)	5.9	-	-
Net Income	$ 113.5	$ 210.5	$ 163.4
Earnings Per Share of Common Stock
Basic Before Extraordinary Item	$ .63	$ 1.61	$ 1.51
Basic - Extraordinary Item	$ .03	$ -	$ -
Basic Earnings Per Share of Common Stock	$ .66	$ 1.61	$ 1.51
Diluted Before Extraordinary Item	$ .63	$ 1.61	$ 1.50
Diluted - Extraordinary Item	$ .03	$ -	$ -
Diluted Earnings Per Share of Common Stock	$ .66	$ 1.61	$ 1.50
The accompanying Notes are an integral part of these Consolidated Financial Statements.
2 ____________________________________________________________________________________________

PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS
For the Year Ended December 31,	2003	2002	2001
(Millions of Dollars)
Net income	$113.5	$210.5	$163.4
Other comprehensive earnings (loss), net of taxes
Unrealized gains (losses) on commodity derivatives designated as cash flow hedges:
Unrealized holding gains (losses) arising during period	45.0	29.2	(.5)
Less: reclassification adjustment for gains (losses) included in net earnings	18.9	.6	(.1)
Net unrealized gains (losses) on commodity derivatives	26.1	28.6	(.4)
Realized gain (loss) on Treasury lock	11.7	(102.4)	-
Unrealized gain (loss) on interest rate swap agreements designated as cash flow hedges:
Unrealized holding gains (losses) arising during period	3.4	(13.7)	(3.1)
Less: reclassification adjustment for loss included in net earnings	(5.6)	(1.9)	(.2)
Net unrealized gain (loss) on interest rate swaps	9.0	(11.8)	(2.9)
Unrealized gains on marketable securities:
Unrealized holding gains arising during period	6.1	5.7	4.5
Less: reclassification adjustment for gains (losses) included in net earnings	0.3	(0.1)	-
Net unrealized gains on marketable securities	5.8	5.8	4.5
Other comprehensive earnings (losses), before tax	52.6	(79.8)	1.2
Income tax expense (benefit)	22.4	(33.6)	.4
Other comprehensive earnings (losses), net of tax	30.2	(46.2)	.8
Comprehensive earnings	$143.7	$164.3	$164.2

The accompanying Notes are an integral part of these Consolidated Financial Statements.
3 _____________________________________________________________________________________________

PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
ASSETS	December 31, 2003	December 31, 2002
(Millions of Dollars)

CURRENT ASSETS
Cash and cash equivalents	$ 100.3	$ 82.5
Restricted cash	.5	16.3
Restricted funds held by Trustee	8.3	-
Marketable securities	28.7	175.3
Accounts receivable, less allowance for uncollectible accounts of $43.5 million and $37.3 million	1,136.3	1,118.5
Fuel, materials and supplies-at average cost	281.2	259.9
Prepaid expenses and other	73.6	54.4
Total Current Assets	1,628.9	1,706.9
INVESTMENTS AND OTHER ASSETS
Goodwill	1,434.3	1,431.8
Regulatory assets	1,554.7	1,453.2
Investment in financing trusts	2.9	-
Investment in finance leases held in Trust	1,143.1	-
Investment in finance leases	-	1,091.6
Prepaid pension expense	166.6	149.3
Other	539.0	548.0
Total Investments and Other Assets	4,840.6	4,673.9
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	10,747.2	10,625.0
Accumulated depreciation	(3,782.3)	(3,581.7)
Net Property, Plant and Equipment	6,964.9	7,043.3
TOTAL ASSETS	$13,434.4	$13,424.1
The accompanying Notes are an integral part of these Consolidated Financial Statements.
4 _____________________________________________________________________________________

PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY	December 31, 2003	December 31, 2002
(Millions of Dollars, except share data)

CURRENT LIABILITIES
Short-term debt	$ 898.3	$ 1,377.4
Accounts payable and accrued liabilities	699.6	638.8
Debentures issued to Financing Trust	25.8	-
Capital lease obligations due within one year	15.8	15.8
Interest and taxes accrued	96.8	63.4
Other	354.1	501.2
Total Current Liabilities	2,090.4	2,596.6

DEFERRED CREDITS
Regulatory liabilities	541.2	541.6
Income taxes	1,777.0	1,535.2
Investment tax credits	63.7	69.0
Other	522.8	452.8
Total Deferred Credits	2,904.7	2,598.6

LONG-TERM LIABILITIES
Long-term debt	4,588.9	4,287.5
Transition Bonds issued by ACE Funding	551.3	425.3
Debentures issued to financing trusts	72.2	-
Mandatorily redeemable serial preferred stock	45.0	-
Capital lease obligations	115.4	119.6
Total Long-Term Liabilities	5,372.8	4,832.4

COMMITMENTS AND CONTINGENCIES

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST WHICH HOLDS SOLELY PARENT JUNIOR SUBORDINATED DEBENTURES	-	290.0

PREFERRED STOCK
Serial preferred stock	35.3	35.3
Redeemable serial preferred stock	27.9	75.4
Total preferred stock	63.2	110.7

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, - authorized 400,000,000 shares and 200,000,000 shares, respectively - issued 171,769,448 shares and 169,982,361 shares, respectively	1.7	1.7
Premium on stock and other capital contributions	2,246.6	2,212.0
Capital stock expense	(3.3)	(3.2)
Accumulated other comprehensive loss	(22.7)	(52.9)
Retained income	781.0	838.2
Total Shareholders' Equity	3,003.3	2,995.8

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$13,434.4	$13,424.1

The accompanying Notes are an integral part of these Consolidated Financial Statements
5 _____________________________________________________________________________________

PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31,	2003	2002	2001
(Millions of Dollars)

OPERATING ACTIVITIES
Net income	$113.5	$210.5	$163.4
Adjustments to reconcile net income to net cash from (used by) operating activities:
Depreciation and amortization	422.1	239.8	170.6
Gain on divestiture of generation assets	-	-	(29.3)
Gain on sale of building	(68.8)	-	-
Undistributed (gains) losses from affiliates	8.4	(1.3)	24.1
Gain on sale of assets	-	-	(6.4)
Net loss on derivative contracts	45.6	11.1	-
Extraordinary item	(10.0)	-	-
Rents received from leveraged leases under income earned	(72.4)	(35.9)	(13.6)
Impairment losses	166.9	-	65.5
Changes in:
Accounts receivable	-	(75.3)	73.2
Regulatory assets and liabilities	(86.0)	27.4	(152.9)
Prepaid expenses	(23.3)	74.1	389.4
Other deferred charges	45.9	(32.7)	21.4
Derivative and energy trading contracts	(21.6)	(7.4)	-
Prepaid pension costs	(17.3)	3.1	(28.9)
Materials and supplies	(18.0)	(35.7)	(2.1)
Accounts payable and accrued payroll	(65.4)	179.2	(50.7)
Interest and taxes accrued, including Federal income tax refund of $158.4 million and $135.4 million in 2003 and 2002	241.8	236.2	(721.8)
Net Cash From (Used By) Operating Activities	661.4	793.1	(98.1)

INVESTING ACTIVITIES
Acquisition of Conectiv, net of cash acquired	-	(1,075.6)	-
Net investment in property, plant and equipment	(598.2)	(503.8)	(245.3)
Proceeds from/changes in:
Sale of office building and other properties	159.2	-	-
Proceeds from combustion turbine contract cancellation	52.0	-	-
Divestiture of generation assets	-	-	156.2
Purchase of leveraged leases	-	(319.6)	(157.7)
Proceeds from sale of marketable securities	717.3	27.0	75.4
Purchase of marketable securities	(564.3)	(34.0)	-
Purchases of other investments	(11.0)	(22.5)	(76.1)
Proceeds from sale of other investments	-	15.2	16.6
Sale of aircraft	-	4.0	22.9
Net other investing activities	12.5	(27.4)	(5.4)
Net Cash Used By Investing Activities	(232.5)	(1,936.7)	(213.4)

FINANCING ACTIVITIES
Dividends paid on preferred stock	(4.6)	(5.9)	(5.0)
Dividends paid on common stock	(170.7)	(130.6)	(126.5)
Common stock issued to the Dividend Reinvestment Plan	31.2	12.4	-
Redemption of Trust Preferred Stock	(195.0)	-	-
Redemption of preferred stock	(2.5)	(9.9)	(5.6)
Issuance of common stock	1.6	105.7	-
Reacquisition of the Company's common stock	-	(2.2)	(78.1)
Issuances of long-term debt	1,093.7	1,974.2	92.4
Redemption of long-term debt	(692.2)	(415.2)	(1,059.9)
Repayments of short-term debt, net of issuances	(452.7)	(684.8)	138.5
Cost of issuances and financings	(14.6)	(130.4)	-
Net other financing activities	(5.3)	(2.7)	6.6
Net Cash (Used By) From Financing Activities	(411.1)	710.6	(1,037.6)
Net Increase (Decrease) In Cash and Cash Equivalents	17.8	(433.0)	(1,349.1)
Cash and Cash Equivalents at Beginning of Year	82.5	515.5	1,864.6

CASH AND CASH EQUIVALENTS AT END OF YEAR	$100.3	$82.5	$515.5

Supplemental Disclosure of Cash Flow Information
Cash paid (received) for interest (net of capitalized interest of $11.3 million, $10.6 million and $2.6 million) and income taxes:
Interest	$390.3	$139.6	$172.0
Income taxes	$(144.1)	$(271.0)	$781.2
The accompanying Notes are an integral part of these Consolidated Financial Statements.
6 ______________________________________________________________________________________

PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
	Common Stock Shares Par Value		Premium on Stock	Capital Stock Expense	Accumulated Other Comprehensive (Loss) Income	Retained Income
(Dollar Amounts in Millions)

BALANCE, DECEMBER 31, 2000	118,544,736	$118.5	$1,027.3	$(12.9)	$ (7.5)	$937.2

Net Income	-	-	-	-	-	163.4
Other comprehensive income	-	-	-	-	.8	-
Dividends on common stock ($1.165/sh.)	-	-	-	-	-	(126.5)
Conversion of stock options	147	-	-	-	-	-
Gain on acquisition of preferred stock	-	-	.7	-	-	-
Release of restricted stock	-	-	.3	-	-	-
BALANCE, DECEMBER 31, 2001	118,544,883	$118.5	$1,028.3	$(12.9)	$ (6.7)	$974.1

Net Income	-	-	-	-	-	210.5
Other comprehensive loss	-	-	-	-	(46.2)	-
Dividends on common stock ($1.00/sh.)	-	-	-	-	-	(130.6)
Issuance of common stock:
Related to Conectiv acquisition	163,602,584	1.7	2,095.6	(2.1)	-	-
Original issue shares	5,750,000	-	105.7	-	-	-
DRP original shares	629,777	-	12.4	-	-	-
Cancellation of Pepco outstanding stock	(107,221,176)	(107.2)	(963.8)	10.7	-	-
Cancellation of Pepco Treasury Stock	(11,323,707)	(11.3)	(64.5)	1.1	-	(215.8)
Reacquired Conectiv and Pepco PARS	-	-	(3.2)	-	-	-
Vested options converted to Pepco Holdings options	-	-	1.5	-	-	-
BALANCE, DECEMBER 31, 2002	169,982,361	$1.7	$2,212.0	$ (3.2)	$(52.9)	$838.2

Net Income	-	-	-	-	-	113.5
Other comprehensive income	-	-	-	-	30.2	-
Dividends on common stock ($1.00/sh.)	-	-	-	-	-	(170.7)
Issuance of common stock:
Original issue shares	80,665	-	1.6	-	-	-
DRP original shares	1,706,422	-	31.2	-	-	-
Release of restricted stock	-	-	.1	(.1)	-	-
Reacquired Conectiv and Pepco PARS	-	-	1.7	-	-	-
BALANCE, DECEMBER 31, 2003	171,769,448	$ 1.7	$2,246.6	$ (3.3)	$ (22.7)	$781.0

The accompanying Notes are an integral part of these Consolidated Financial Statements.
7 _______________________________________________________________________________________________

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PEPCO HOLDINGS, INC.
(1) ORGANIZATION
Pepco Holdings, Inc. (Pepco Holdings or PHI) is a diversified energy company that, through its operating subsidiaries, is engaged in three principal areas of business operations:
·	regulated power delivery,
·	non-regulated competitive energy generation, marketing and supply, and
·	other non-regulated activities consisting primarily of investments in energy-related assets.

     PHI is a public utility holding company registered under the Public Utility Holding Company Act of 1935 (PUHCA)and is subject to the regulatory oversight of the Securities and Exchange Commission (SEC) under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of an accumulated deficit or paid-in capital without SEC approval.

     PHI was incorporated in Delaware on February 9, 2001, for the purpose of effecting the acquisition of Conectiv by Potomac Electric Power Company (Pepco). The acquisition was completed on August 1, 2002, at which time Pepco and Conectiv became wholly owned subsidiaries of PHI. Conectiv was formed in 1998 to be the holding company for Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) in connection with a merger between DPL and ACE. As a result, DPL and ACE are wholly owned subsidiaries of Conectiv. Conectiv also is a registered public utility holding company under PUHCA.

     PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, tax, purchasing and information technology services to Pepco Holdings and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries that has been filed with, and approved by, the SEC under PUHCA. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

The following is a description of each of PHI's areas of operation.
Power Delivery

     The largest component of PHI's business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. PHI's power delivery business is conducted by its subsidiaries Pepco, DPL and ACE, each of which is a regulated public utility in the jurisdictions in which it serves customers. DPL and ACE conduct their power delivery operations under the tradename Conectiv Power Delivery.

8 _______________________________________________________________________________________
Competitive Energy

     PHI's competitive energy business provides non-regulated generation, marketing and supply of electricity and gas, and related energy management services, in the mid-Atlantic region. PHI's competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services and its subsidiaries (collectively, Pepco Energy Services).

Other Non-Regulated

     This component of PHI's business is conducted through its subsidiaries Potomac Capital Investment Corporation (PCI) and Pepco Communications, Inc. (Pepcom). PCI manages a portfolio of financial investments, which primarily includes energy leverages leases. During the second quarter of 2003, PHI announced the discontinuation of further new investment activity by PCI. Pepcom currently owns through a subsidiary a 50% interest in Starpower Communications, LLC (Starpower), a joint venture with RCN Corporation (RCN), which provides cable and telecommunication services to households in the Washington, D.C. area. As part of PHI's strategy of focusing on energy-related investments, PHI in January 2004 announced that Pepcom intends to sell its interest in Starpower. PHI cannot predict whether Pepcom's efforts to sell its interest in Starpower will be successful or, if successful, when a sale would be completed or what the sale proceeds would be. As discussed in Note (3) to the consolidated financial statements, "Summary of Significant Accounting Policies -- Investment Impairment Evaluation" at December 31, 2003, PHI determined that its investment in Starpower was impaired and therefore recorded a noncash charge of $102.6 million ($66.7 million after-tax) during the fourth quarter of 2003.

(2) 2002 MERGER TRANSACTION
General

     On August 1, 2002, Pepco's acquisition of Conectiv was consummated through a series of merger transactions and an exchange of cash and Pepco Holdings' common stock. In accordance with the terms of the merger agreement, existing holders of Conectiv common stock and Class A common stock, outstanding immediately prior to the merger, received cash in the aggregate amount of $1.1 billion and approximately 56.2 million shares of Pepco Holdings common stock. The number of Pepco Holdings shares issued to Conectiv shareholders was determined based on a formula outlined in the merger agreement. The stock was valued at $18.26 per share, resulting in stock consideration paid to existing Conectiv shareholders of approximately $1 billion. The valuation of Pepco Holdings shares was determined based on the closing market prices on the New York Stock Exchange of Pepco's common stock 3 days before and 3 days after the date that the amount of Pepco Holdings common shares to be issued to Conectiv shareholders became fixed (July 25, 2002). Additionally, Pepco incurred approximately $35.6 million in direct acquisition costs which are treated as consideration paid for Conectiv. Also, under the terms of the merger agreement approximately $1.7 million in existing Conectiv stock options and performance accelerated restricted stock (PARS) were converted to PHI options and PARS. Accordingly, as illustrated in the table below, total consideration paid for Conectiv was approximately $2.2 billion.

     The merger was accounted for using the purchase method of accounting, with Pepco as the acquirer of Conectiv. In accordance with the provisions of the purchase method of accounting, Pepco compared the total cost to acquire Conectiv to the estimated fair values (on August 1, 2002, the date of

9 ______________________________________________________________________________________
acquisition) of the Conectiv assets acquired and liabilities assumed. The excess of cost over the fair value of Conectiv's assets and liabilities acquired was recorded as goodwill.

     The following table presents (in millions of dollars) (1) the estimated fair value of Conectiv's assets and liabilities at August 1, 2002, the acquisition date, (2) the goodwill balance resulting from the acquisition of Conectiv, (3) the total consolidated Pepco Holdings goodwill balance at December 31, 2002, and (4) adjustments to goodwill during 2003 which resulted in the consolidated goodwill balance at December 31, 2003.

Total Consideration Paid for Conectiv:
Cash paid to existing Conectiv shareholders	$1,095.2
Stock issued to existing Conectiv shareholders	1,029.7
Conversion of Conectiv options/PARS	1.7
Pepco direct merger costs	35.6
		$2,162.2
Fair Value of Conectiv's Assets/Liabilities:
Assets
Property, Plant and Equipment, Net	3,629.7
Investments and Other Assets	1,461.5
Current Assets	873.5
Total Assets	$5,964.7

Liabilities
Preferred Stock and Securities	200.8
Long-Term Debt	1,489.9
Current Liabilities	2,234.3
Deferred Credits and Other	1,428.4
Total Liabilities	$5,353.4

Less: Fair Value of Net Assets Acquired		611.3
Deferred Income Tax Liability		209.6
Add: Liabilities Assumed		73.0
Goodwill Resulting Directly from the Acquisition of Conectiv		1,414.3
Existing Pepco Energy Services' Goodwill Balance		17.5

Consolidated Goodwill at December 31, 2002		1,431.8
Add: Adjustments to goodwill during 2003		2.5
Consolidated Goodwill at December 31, 2003		$1,434.3

Goodwill generated by the acquisition of Conectiv is attributable to Pepco Holdings' power delivery segments.
10 _______________________________________________________________________________________
Pro Forma Information (unaudited)

     Due to the use of the purchase method to account for the merger with Conectiv on August 1, 2002, the accompanying consolidated financial results include Conectiv and its pre-merger subsidiaries' operating results commencing on August 1, 2002. Accordingly, Pepco Holdings' consolidated operating results for the years ended December 31, 2002 and 2001 are not comparable with the corresponding 2003 results.

     The following pro forma unaudited financial information for Pepco Holdings on a consolidated basis gives effect to the merger as if it had occurred at the beginning of each year presented. This information does not reflect future revenues or cost savings that may result from the merger and is not indicative of actual results of operations had the merger occurred at the beginning of each year presented or of results that may occur in the future. Amounts, except earnings per share, are in millions.

	For the Year Ended December 31,
	2002	2001

Operating Revenue	$6,777.3	$6,361.8
Net Income	$231.5	$511.0
Earnings Per Share of common stock	$1.42	$3.06

     The primary pro forma adjustments in determining pro forma earnings per share were related to interest expense incurred on acquisition debt and interest income on existing funds used to partially fund the acquisition. Pro forma weighted average shares outstanding at December 31, 2002 and 2001 were 163.4 million shares and 167.0 million shares, respectively.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation Policy

     The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies where it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Under the equity method, Pepco Holdings records its interest in the entity as an investment in the accompanying Consolidated Balance Sheets, and its percentage share of the entity's earnings are recorded in the accompanying Consolidated Statements of Earnings.

     In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46 "Consolidation of Variable Interest Entities" (FIN 46) issued in January 2003, with a revised interpretation issued in December 2003, FASB Interpretation No. 46-R "Consolidation of Variable Interest Entities" (FIN 46R), Pepco Holdings deconsolidated several entities that had previously been consolidated and consolidated several small entities that had not previously been consolidated. FIN 46 and FIN 46R address conditions when an entity should be consolidated based upon variable interests rather than voting interests. For additional information regarding the impact of implementing FIN 46 and FIN 46R, refer to the "New Accounting Standards Adopted" section later in this Note to the consolidated financial statements.

11 ______________________________________________________________________________________
Consolidated Financial Statement Composition

     The accompanying consolidated statements of earnings, consolidated statements of comprehensive earnings, and consolidated statements of cash flows for the year ended December 31, 2003 include Pepco Holdings and its subsidiaries' results for the full year. These statements for the year ended December 31, 2002 include Pepco and its pre-merger subsidiaries' results for the entire year consolidated with Conectiv and its subsidiaries operating results starting on August 1, 2002, the date the merger was consummated. These statements for the year ended December 31, 2001 include only the consolidated operations of Pepco and its pre-merger subsidiaries for the full year. Accordingly, the statements referred to above are not comparable for the years ended December 31, 2003, 2002, and 2001. However, the amounts included in the accompanying consolidated balance sheets and consolidated statements of shareholders' equity for the years ended December 31, 2003 and 2002 are comparable as both years reflect the accounting impact of the merger transaction.

Reclassifications
Certain prior year amounts have been reclassified in order to conform to current year presentations.
Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 "Disclosure of Certain Significant Risks and Uncertainties," requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of significant estimates used by Pepco Holdings include the calculation of future cash flows and fair value amounts for use in asset impairment evaluations, fair value calculations (based on estimating market pricing) associated with derivative instruments, pension assumptions, and judgments involved with assessing the probability of recovery of regulatory assets. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Regulation of Power Delivery Operations
Pepco is regulated by MPSC, the DCPSC, and its wholesale business is regulated by FERC. Conectiv Power Delivery is subject to regulation by the DPSC, the MPSC, the NJBPU, the VSCC, and FERC.

     The requirements of SFAS No. 71 apply to the power delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management's assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. Should existing facts or circumstances change in the future to indicate that a regulatory asset is not probable of recovery, then the regulatory asset would be charged to earnings.

The components of Pepco Holdings' regulatory asset balances at December 31, 2003 and 2002, are as follows:
12 ______________________________________________________________________________________
	2003	2002
	(Millions of Dollars)
Recoverable stranded costs	$ 960.6	$ 925.1
Deferred energy supply costs	193.2	154.9
Deferred recoverable income taxes	251.9	239.5
Deferred debt extinguishment costs	70.2	56.7
Unrecovered purchased power contracts	26.3	25.1
Deferred other post-retirement benefit costs	22.5	25.0
Asbestos removal costs	7.2	7.5
Generation Procurement Credit, customer sharing commitment and other	22.8	19.4
Total regulatory assets	$1,554.7	$1,453.2
The components of Pepco Holdings' regulatory liability balances at December 31, 2003 and 2002, are as follows:
	2003	2002
	(Millions of Dollars)
Deferred income taxes due to customers	$119.1	$123.1
Regulatory liability for New Jersey income tax benefit	51.2	51.2
Generation Procurement Credit, customer sharing commitment and other	43.0	94.7
Stranded cost reserves	22.3	18.6
Deferred electric service costs audit disallowance	47.7	8.7
Removal costs	257.9	245.3
Total regulatory liabilities	$541.2	$541.6

     Recoverable Stranded Costs: The pre-tax balances of $960.6 million as of December 31, 2003 and $925.1 million as of December 31, 2002 arose from the $228.5 million non-utility generator (NUG) contract termination payment and discontinuing the application of SFAS No. 71 to the electricity generation business.

Deferred Energy Supply Costs: Represents deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE and DPL.

     Deferred Recoverable Income Taxes: Represents deferred income tax assets recognized from the normalization of flow through items as a result of amounts charged to customers. As temporary differences between the financial statement and tax bases of assets reverse, deferred recoverable income taxes are amortized.

     Deferred Debt Extinguishment Costs: The costs of debt extinguishment for which recovery through regulated utility rates is probable and are deferred and subsequently amortized to interest expense during the rate recovery period.

     Unrecovered Purchased Power Costs: Includes costs incurred by ACE for renegotiation of a long-term capacity and energy contract. These costs are included in current customer rates with the balance scheduled for full recovery over the next 12 years.

Deferred Other Post-retirement Benefit Costs: Represents the non-cash portion of other post-retirement benefit costs deferred by ACE during 1993
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through 1997. This cost is being recovered over a 15-year period that began on January 1, 1998.

     Asbestos Removal Costs:  Represents costs incurred by ACE to remove asbestos insulation from a wholly owned electric generating substation. These costs are included in current customer rates with the balance scheduled for full recovery over the next 27 years.

     Generation Procurement Credit (GPC), Customer Sharing Commitment, and Other: GPC represents the customers' share of profits that Pepco has realized on the procurement and resale of generation services to standard offer service customers that has not yet been distributed to customers. Pepco is currently distributing the customers' share of profits monthly to all distribution customers in a billing credit. Pepco's December 2000 generation divestiture settlement agreements, approved by both the DCPSC and MPSC, required the sharing between customers and shareholders of any profits earned during the four-year transition period in each jurisdiction.

     Deferred Income Taxes Due to Customers: Represents the portion of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that has not been reflected in current customer rates for which future recovery is probable. As temporary differences between the financial statement and tax bases of assets reverse, deferred recoverable income taxes are amortized.

     Regulatory Liability for New Jersey Income Tax Benefit: In 1999, a deferred tax asset arising from the write down of ACE's electric generating plants was established. The deferred tax asset represents the future tax benefit expected to be realized when the higher tax basis of the generating plants is deducted for New Jersey state income tax purposes. To recognize the probability that this tax benefit will be given to ACE's regulated electricity delivery customers through lower electric rates, ACE established a regulatory liability.

Removal Costs: Represents Pepco's and DPL's asset retirement obligations which in accordance with SFAS No. 143 were reclassified from accumulated depreciation to a regulatory liability.
Stranded Cost Reserves: This regulatory liability represents reserves for the disallowance of stranded costs.
Deferred Electric Service Cost Audit Disallowance: The regulatory liability represents reserves for the disallowance of ACE costs imposed by the NJBPU.
Revenue Recognition
Regulated Revenue
The power delivery businesses recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered but not yet billed.
Non-Regulated Revenue

     The competitive energy businesses also recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered, but not yet billed. Conectiv Energy recognizes revenue when delivery is complete for non-trading activities. Pepco Energy

14 ______________________________________________________________________________________

Services recognizes revenue for its wholesale and retail commodity business upon delivery to customers. Revenues for Pepco Energy Services' energy efficiency construction business is recognized using the percentage-of-completion method of revenue recognition and revenues from its operation and maintenance and other products and services contracts are recognized when earned. Revenues from the other non-regulated business lines are principally recognized when services are performed or products are delivered; however, revenue from utility industry services contracts is recognized using the percentage-of-completion method of revenue recognition, which recognizes revenue as work progresses on the contract.

Transition Power Agreement and Generation Procurement Credit

     As part of the agreement to divest its generation assets, Pepco signed Transition Power Agreements (TPAs) with Mirant. In connection with Mirant's bankruptcy proceeding, the TPAs were amended by the Settlement Agreement. Under the TPAs, Pepco can acquire from Mirant all of the energy and capacity needed to satisfy Pepco's standard offer service obligations at prices that are below Pepco's current cost-based billing rates for standard offer service. For information regarding the impact of Mirant's bankruptcy on Pepco's operation, refer to the "Relationship with Mirant Corporation" section, herein.

Accounting For Derivatives

     Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI's Corporate Risk Management Committee (CRMC). The CRMC monitors interest rate, commodity and credit exposure. The CRMC sets risk management policy that establishes limits on unhedged risk and determines risk reporting requirements.

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended governs the accounting treatment for derivatives. It requires derivative instruments to be measured at fair value. Derivatives are recorded on the balance sheet as assets or liabilities with offsetting gains and losses flowing through earnings unless they are designated as hedges. The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in other comprehensive income (a separate component of common stockholders' equity) and is subsequently reclassified into earnings when the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Changes in the fair value of other hedging derivatives result in a change in the value of the asset, liability, or firm commitment being hedged; to the extent the hedge is effective. Any ineffective portion of a hedge is recognized in earnings immediately.

     Certain commodity forwards are not required to be recorded on a mark-to-market basis of accounting. These contracts are exempted under SFAS No. 133 because they are used in a company's normal operations and typically settle physically. These deals are considered normal purchases and sales, and follow standard accrual accounting. They do not appear on PHI's consolidated balance sheet. Examples of these transactions include fuel to be consumed in power plants and scheduled receipts and deliveries of electric power.

     The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality

15 ______________________________________________________________________________________

price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

     In June 2002, Pepco Holdings entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt commencing in July 2002. These treasury lock transactions, which were designated as qualified cash flow hedges in accordance with the provisions of SFAS No. 133, were intended to offset the changes in future cash flows attributable to fluctuations in interest rates. Upon the closing of the sale of the debt on September 6, 2002, the net loss on the settlement of the treasury lock transactions of $63.4 million (after-tax) was recorded as accumulated other comprehensive loss and began to be amortized into interest expense over the life of the related debt. Additionally, the fair value of the liability of $106.1 million (pre-tax) was paid by Pepco Holdings on September 4, 2002, the hedge settlement date.

     Conectiv Energy engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv Energy's hedging activities are conducted using derivative instruments designated as cash flow hedges, which are designed to reduce the variability in future cash flows. Conectiv Energy's commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available.

     Conectiv Energy assesses risk on a total portfolio basis and by component (e.g. Generation Output, Generation Fuel, Load Supply, etc.). Portfolio risk combines the generation fleet, load obligations, miscellaneous commodity sales and hedges. Accounting hedges are matched against each component using the product or products that most closely represents the underlying hedged item. The total portfolio is risk managed based on its net megawatt position by month. If the total portfolio becomes too long or too short for a period, steps are taken to reduce or increase hedges. Total portfolio-level hedging includes accounting hedges (derivatives designated as cash flow hedges), derivatives that are being marked-to-market through earnings, and other physical commodity purchases and sales.

     Conectiv Bethlehem, LLC (CBI), a subsidiary of Conectiv Energy, entered into an interest rate swap agreement for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has incurred. CBI currently hedges 75% of the interest rate payments for its variable rate debt. CBI formally designated its interest rate swap agreements as a cash flow hedge.

     Pepco Energy Services purchases natural gas futures and electricity forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers in future months. Pepco Energy Services accounts for its natural gas futures and electricity forward contracts as cash flow hedges of forecasted transactions.

     PCI has entered into interest rate swap agreements for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has issued. PCI currently hedges 100% of its variable rate debt and approximately 38% of its fixed rate debt for its Medium Term

16 ______________________________________________________________________________________
Note program. PCI formally designated its interest rate swap agreements as both cash flow hedge and fair value hedge instruments, as appropriate.
Accounting For Marketable Securities

     Pepco Holdings, primarily through PCI, holds preferred stock investments with mandatorily redeemable features, marketable equity securities and investment grade commercial paper investments which are classified as available-for-sale securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." PCI's investment activity has decreased after Pepco Holdings announced during the second quarter of 2003 the discontinuation of further new investment activity by PCI. Under the specific identification method, PCI realized gross gains of $.3 million, $.6 million and $.6 million, respectively, on sales or calls of securities for the years ended December 31, 2003, 2002 and 2001. In addition, PCI recorded gross losses of zero, $.7 million and $.7 million, respectively, on sales or calls of securities for the years ended December 31, 2003, 2002 and 2001.

	At December 31, 2003			At December 31, 2002
	Cost	Market Value	Net Unrealized Gain	Cost	Market Value	Net Unrealized Loss
	(Millions of Dollars)
Mandatorily Redeemable Preferred Stock	$17.7	$22.0	$4.3	$ 95.2	$ 94.7	$(.5)
Commercial Paper	5.7	5.7	-	79.1	79.1	-
Equity Securities	.8	1.0	.2	1.9	1.5	(.4)
Total	$24.2	$28.7	$4.5	$176.2	$175.3	$(.9)

     Included in net unrealized gains/losses are gross unrealized losses of zero and gross unrealized gains of $4.5 million at December 31, 2003 and gross unrealized losses of $2.0 million (which consisted of $1.6 million in preferred stock and $.4 million in equity securities) and gross unrealized gains of $1.1 million at December 31, 2002. At December 31, 2003, the contractual maturities for mandatorily redeemable preferred stock held by PCI are $6.6 million within one year, $6.2 million from one to five years, $10.6 million from five to 10 years and zero over 10 years.

Accounting for Goodwill

     Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired. The accounting for goodwill is governed by SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment. Substantially all of Pepco Holdings' goodwill was generated by the acquisition of Conectiv by Pepco that closed in 2002. For additional information about Pepco Holdings' goodwill balance, refer to Note (2) 2002 Merger Transaction, herein.

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Goodwill Impairment Evaluation

     The provisions of SFAS No. 142 require the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. Examples of such events and circumstances include an adverse action or assessment by a regulator, a significant adverse change in legal factors or in the business climate, and unanticipated competition. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. During 2003 Pepco Holdings tested its goodwill for impairment as of July 1, 2003. This testing concluded that none of Pepco Holdings' goodwill balance was impaired.

Long Lived Assets Impairment Evaluation

     Pepco Holdings is required to evaluate certain assets that have long lives (for example, generating property and equipment and real estate) to determine if they are impaired when certain conditions exist. SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," governs the accounting treatment for impairments of long-lived assets and indicates that companies are required to test long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or if there is a significant adverse change in the manner an asset is being used or its physical condition.

     For long-lived assets that are expected to be held and used, SFAS No. 144 requires that an impairment loss shall only be recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. For long-lived assets that can be classified as assets to be disposed of by sale under SFAS No. 144, an impairment loss shall be recognized to the extent their carrying amount exceeds their fair value, including costs to sell.

     During the first quarter of 2003, Conectiv Energy cancelled an order for four GE combustion turbines (CTs), due to the uncertainty in the energy markets and current levels of capacity reserves within PJM. As a result, Pepco Holdings recognized a net pre-tax charge of $50.1 million ($29.5 million). Then in the fourth quarter of 2003, Conectiv Energy determined that its CT inventory was impaired and recorded a net pre-tax loss of $3.2 million ($1.7 million after-tax).

     During 2001, PCI (while wholly owned by Pepco) determined that its aircraft portfolio was impaired and wrote the portfolio down to its fair value by recording a pre-tax impairment loss of $55.5 million ($36.1 million after-tax). Also during 2001 PCI recorded a pre-tax write-off of $10.0 million ($6.5 million after-tax) related to its preferred stock investment in a wholly owned subsidiary of Enron.

     During the fourth quarter of 2003 PCI recorded a writedown of approximately $11.0 million related to a leased aircraft. Refer to Note (5) "Leasing Activities" to the consolidated financial statements for additional information.

Investment Impairment Evaluation

     Pepco Holdings is required to evaluate its equity-method and cost-method investments to determine whether or not they are impaired. In accordance with Accounting Principles Board Opinion (APB) No. 18 "The Equity Method of Accounting for Investments in Common Stock," the standard for determining

18 ______________________________________________________________________________________
whether an impairment must be recorded under APB No. 18 is whether the investment has experienced a loss in value that is considered an "other than a temporary" decline in value.

     During early 2004, Pepco Holdings announced plans to sell its 50 percent interest in Starpower as part of an ongoing effort to redirect Pepco Holdings' investments and to focus on its energy related businesses. At December 31, 2003, Pepco Holdings had an investment in Starpower of $141.8 million. However, because of the distressed telecommunications market and the changed expectations of Starpower's future performance, Pepco Holdings has determined that the fair value of its investment in Starpower at December 31, 2003 is $39.2 million. Accordingly, during the fourth quarter of 2003, Pepco Holdings recorded a noncash charge to its consolidated earnings of $102.6 million ($66.7 million after-tax).

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, money market funds, and commercial paper with original maturities of three months or less. Additionally, investments in PHI's "money pool," which PHI and certain of its subsidiaries may invest in, are considered cash equivalents.

Restricted Cash
Restricted cash represents cash restricted for costs incurred on the CBI project.
Other Non-Current Assets
The other assets balance principally consists of real estate under development, equity and other investments, and deferred compensation trust assets.
Other Current Liabilities
The other current liability balance principally consists of customer deposits, accrued vacation liability, and the current portion of deferred income taxes.
Other Deferred Credits
The other deferred credits balance principally consists of accrued other post retirement benefit liabilities and miscellaneous deferred liabilities.
Accounts Receivable and Allowance for Uncollectible Accounts

     Pepco Holdings' subsidiaries' accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date, usually within one month. PHI uses the allowance method to account for uncollectible accounts receivable.

Capitalized Interest and Allowance for Funds Used During Construction

     In accordance with the provisions of SFAS No. 34, "Capitalization of Interest Cost," the cost of financing the construction of Pepco Holdings' non-regulated subsidiaries electric generating plants is capitalized. Other non-utility construction projects also include financing costs in accordance

19 ______________________________________________________________________________________

with SFAS No. 34. The cost of additions to, and replacements or betterments of, retirement units of property and plant is capitalized. Such costs include material, labor, the capitalization of an Allowance for Funds Used During Construction (AFUDC) and applicable indirect costs, including engineering, supervision, payroll taxes and employee benefits.

Leasing Activities

     Pepco Holdings accounts for leases entered into by its subsidiaries in accordance with the provisions of SFAS No. 13, "Accounting for Leases." Income from investments in direct financing leases and leveraged lease transactions, in which PCI is an equity participant, is accounted for using the financing method and is recorded as other non-regulated operating revenue. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Investments in equipment under operating leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment's estimated useful life.

Amortization of Debt Issuance and Reacquisition Costs

     Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective debt issues. Costs associated with the reacquisition of debt for PHI's regulated operations are also deferred and amortized over the lives of the new issues.

Classification Items

     Pepco Holdings recorded AFUDC for borrowed funds of $3.0 million, $3.4 million, and $4.8 million for the years ended December 31, 2003, 2002, and 2001, respectively. These amounts are recorded as a reduction of "interest expense" in the accompanying consolidated statements of earnings.

     Pepco Holdings recorded amounts for AFUDC for equity income of $4.6 million, $3.0 million and $1.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. The amounts are included in the "other income" caption of the accompanying consolidated statements of earnings.

     Pepco Holdings recorded amounts for unbilled revenue of $184.6 million and $161.0 million as of December 31, 2003 and 2002, respectively. These amounts are included in the "accounts receivable" line item in the accompanying consolidated balance sheets.

Pension and Other Post Retirement Benefit Plans

     Pepco Holdings sponsors the Retirement Plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings' subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan for Pepco employees are identical to those of the original Pepco plan and for DPL and ACE employees the provisions and benefits of the merged Retirement Plan are identical to the original Conectiv plan. Pepco Holdings also

20 ______________________________________________________________________________________

provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans. In addition to sponsoring non-contributory retirement plans, Pepco Holdings provides certain post-retirement health care and life insurance benefits for eligible retired employees.

     The Company accounts for the Retirement Plan in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and its post-retirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." PHI's financial statement disclosures were prepared in accordance with SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," as amended.

Severance Costs

     During 2002, Pepco Holdings' management approved initiatives by Pepco and Conectiv to streamline its operating structure by reducing the number of employees at each company. These initiatives met the criteria for the accounting treatment provided under EITF No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." A roll forward of the severance accrual balance is as follows. (Amounts in millions)

Balance, December 31, 2001	$ -
Accrued during 2002	26.5
Payments during 2002	(3.3)
Balance, December 31, 2002	23.2
Accrued during 2003	-
Payments during 2003	(15.3)
Balance, December 31, 2003	$ 7.9

     Based on the number of employees that have accepted or are expected to accept the severance packages, substantially all of the severance liability accrued at December 31, 2003 will be paid through mid 2005. Employees have the option of taking severance payments in a lump sum or over a period of time.

Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable under the provisions of SFAS No. 144. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition. For additional information regarding the treatment of removal obligations, refer to the "Asset Retirement Obligations" section included in this Note to the consolidated financial statements.

     The annual provision for depreciation on electric and gas property, plant and equipment is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, including removal costs less salvage and other recoveries. Property, plant and equipment other

21 ______________________________________________________________________________________
than electric and gas facilities is generally depreciated on a straight-line basis over the useful lives of the assets.
Asset Retirement Obligations

     Pepco Holdings adopted Financial Accounting Standards Board (FASB) Statement No. 143 entitled "Accounting for Asset Retirement Obligations" (SFAS No. 143) on January 1, 2003. This statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. Based on the implementation of SFAS No. 143, at December 31, 2003 and 2002, respectively, $257.9 million in asset removal costs ($181.5 million for DPL and $76.4 million for Pepco) and $245.3 million in asset removal costs ($173.2 million for DPL and $72.1 million for Pepco) have been reclassified from accumulated depreciation to a regulatory liability in the accompanying consolidated balance sheets.

Stock-Based Compensation

     Pepco Holdings accounts for its stock-based employee compensation under the intrinsic value method of expense recognition and measurement prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees, and related Interpretations" (collectively, APB No. 25). As required by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), as amended by FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," a tabular presentation of the pro-forma stock-based employee compensation cost, net income and basic and diluted earnings per share as if the fair value based method of expense recognition and measurement prescribed by SFAS No. 123 had been applied to all options is provided in Note 11, "Stock Based Compensation and Calculations of Earnings Per Share of Common Stock," herein.

Accounting for Guarantees and Indemnifications

     Pepco Holdings and its subsidiaries have applied the provisions of FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to their agreements that contain guarantee and indemnification clauses. These provisions expand those required by FASB Statement No. 5, "Accounting for Contingencies," by requiring a guarantor to recognize a liability on its balance sheet for the fair value of obligation it assumes under certain guarantees issued or modified after December 31, 2002 and to disclose certain types of guarantees, even if the likelihood of requiring the guarantor's performance under the guarantee is remote.

     As of December 31, 2003, Pepco Holdings and its subsidiaries did not have material obligations under guarantees or indemnifications issued or modified after December 31, 2002, which are required to be recognized as a liability on the consolidated balance sheets. Refer to Note 14. "Commitments and Contingencies," herein, for a summary of Pepco Holdings' guarantees and other commitments.

Accumulated Other Comprehensive Loss

    A detail of the components of Pepco Holdings' Accumulated Other Comprehensive Loss balance is as follows. For additional information, refer to the Consolidated Statements of Comprehensive Earnings, herein.

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(Millions of Dollars)	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Marketable Securities	Accumulated Other Comprehensive (Loss) Income
Beginning Balance, December 31, 2001	$(0.3)	$ -	$(1.9)	$(4.5)	$ (6.7)
Current period change	17.5	(59.7)	(7.7)	3.7	(46.2)
Beginning Balance, December 31, 2002	17.2	(59.7)	(9.6)	(0.8)	(52.9)
Current period change	15.0	5.4	6.0	3.8	30.2
Ending Balance, December 31, 2003	$32.2	$(54.3)	$(3.6)	$ 3.0	$(22.7)
NEW ACCOUNTING STANDARDS
New Accounting Policies Adopted
SFAS No. 143

     Pepco Holdings adopted Financial Accounting Standards Board (FASB) Statement No. 143 entitled "Accounting for Asset Retirement Obligations" (SFAS No. 143) on January 1, 2003. This Statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. Based on the implementation of SFAS No. 143, at December 31, 2003, $257.9 million in asset removal costs ($181.5 million for DPL and $76.4 million for Pepco) and $245.3 million in asset removal costs at December 31, 2002 ($173.2 million for DPL and $72.1 million for Pepco) have been reclassified from accumulated depreciation to a regulatory liability in the accompanying Consolidated Balance Sheets.

SFAS No. 150

     Effective July 1, 2003 Pepco Holdings implemented SFAS No. 150 entitled "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS No. 150). This Statement established standards for how an issuer classifies and measures in its Consolidated Balance Sheet certain financial instruments with characteristics of both liabilities and equity. The Statement resulted in Pepco Holdings' reclassification (initially as of September 30, 2003) of its "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures" (TOPrS) and "Mandatorily Redeemable Serial Preferred Stock" on its Consolidated Balance Sheet to a long term liability classification. Additionally, in accordance with the provisions of SFAS No. 150, dividends on the TOPrS and Mandatorily Redeemable Serial Preferred Stock, declared subsequent to the July 1, 2003 implementation of SFAS No. 150, are recorded as interest expense in Pepco Holdings' Consolidated Statement of Earnings for the year ended December 31, 2003. In accordance with the transition provisions of SFAS No. 150, prior period amounts were not reclassified on either the consolidated balance sheet or consolidated statement of earnings. In 2003, Potomac Electric Power Company Trust I redeemed all $125 million of its 7.375% Trust Originated Preferred Securities at par. Also during 2003, Atlantic Capital I redeemed all $70 million of its 8.25% Quarterly Income Preferred Securities at par.

     Effective with the December 31, 2003 implementation of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" (FIN 46), Pepco Holdings' subsidiaries' TOPrS were deconsolidated and therefore not included in its Consolidated Balance Sheet at December 31, 2003. Additionally, based on the provisions of FIN 46 Pepco Holdings recorded its investments in its TOPrS trusts and its Debentures issued to the trusts on its Consolidated Balance Sheet at December 31, 2003 (these items were previously eliminated in consolidation). For additional information regarding Pepco Holdings' implementation of FIN 46 refer to the "FIN 46" implementation section below.

23 ______________________________________________________________________________________

Accordingly, Pepco Holdings' Consolidated Balance Sheet as of December 31, 2003 reflects only the reclassification of Pepco's Mandatorily Redeemable Serial Preferred Stock into its long term liability section.

     In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS No. 150 to non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent's financial statements under SFAS No. 150. The deferral is limited to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries. Pepco Holdings does not have an interest in any such applicable entities as of December 31, 2003, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities."

FIN 45

     Pepco Holdings and its subsidiaries applied the provisions of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45), commencing in 2003 to their agreements that contain guarantee and indemnification clauses. These provisions expand those required by FASB Statement No. 5, "Accounting for Contingencies," by requiring a guarantor to recognize a liability on its balance sheet for the fair value of obligation it assumes under certain guarantees issued or modified after December 31, 2002 and to disclose certain types of guarantees, even if the likelihood of requiring the guarantor's performance under the guarantee is remote.

     As of December 31, 2003, Pepco Holdings and its subsidiaries did not have material obligations under guarantees or indemnifications issued or modified after December 31, 2002, which are required to be recognized as a liability on its consolidated balance sheets.

FIN 46

     In January 2003 FIN 46 was issued. FIN 46 was revised and superseded by FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" (FIN 46R) which clarified some of the provisions of FIN 46 and exempted certain entities from its requirements.

     FIN 46R requires the application of either FIN 46 or FIN 46R by "Public Entities" to all Special Purpose Entities, as defined in FIN 46R (SPEs), created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003 (Pepco Holdings year end 2003 financial statements). All entities created after January 31, 2003 by Public Entities were already required to be analyzed under FIN 46, and they must continue to do so, unless FIN 46R is adopted early. FIN 46R will be applicable to all non-SPEs created prior to February 1, 2003 by public entities that are not small business issuers at the end of the first interim or annual reporting period ending after March 15, 2004 (Pepco Holdings first quarter ended March 31, 2004 financial statements).

As a result of the implementation of FIN 46, the following entities were impacted at December 31, 2003:
(1) Trust Preferred Securities

     DPL and ACE have wholly owned financing subsidiary trusts that have common and preferred trust securities outstanding and hold Junior Subordinated Debentures (the Debentures) issued by DPL and ACE. DPL and ACE

24 ______________________________________________________________________________________

own all of the common securities of the trusts, which constitute approximately 3% of the liquidation amount of all of the trust securities issued by the trusts. The trusts use interest payments received on the Debentures, which are the trusts' only assets, to make cash distributions on the trust securities. The obligations of DPL and ACE pursuant to the Debentures and guarantees of distributions with respect to the trusts' securities, to the extent the trusts have funds available therefore, constitute full and unconditional guarantees of the obligations of the trusts under the trust securities the trusts have issued. The preferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures mature in 2028 to 2036. The Debentures are subject to redemption, in whole or in part, at the option of DPL or ACE, as applicable, at 100% of their principal amount plus accrued interest.

     In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the trusts from PHI's financial statements, DPL and ACE's Debentures held by the trusts and DPL and ACE's investments in the trusts are included in PHI's Consolidated Balance Sheet as of December 31, 2003 and the previously recorded preferred trust securities have been removed from PHI's Consolidated Balance Sheets as of December 31, 2003. Accordingly, the deconsolidation of the trusts overall does not significantly impact PHI's Consolidated Balance Sheet at December 31, 2003.

(2) ACE Funding

     ACE formed ACE Funding during 2001. ACE Funding is a wholly owned subsidiary of ACE. ACE Funding was organized for the sole purpose of purchasing and owning Bondable Transition Property, issuing Transition Bonds to fund the purchasing of Bondable Transition Property, pledging its interest in Bondable Transition Property and other collateral to the trustee for the Transition Bonds to collateralize the Transition Bonds, and to perform activities that are necessary, suitable or convenient to accomplish these purposes.

     In accordance with the provisions of FIN 46, ACE Funding was assessed and it was determined that they should remain consolidated with Pepco Holdings' and ACE's financial statements as of December 31, 2003. Accordingly, the implementation of FIN 46 did not impact Pepco Holdings' or ACE's Consolidated Balance Sheet at December 31, 2003.

(3) Leveraged Leases

     PCI manages a portfolio of financial investments in leveraged leases. These leveraged lease transactions involve PCI's purchase and leaseback of utility assets, located outside of the United States, that are designed to provide a long-term, stable stream of cash flow and earnings. The leases are in separate legally isolated Trusts established to hold the leased assets and the majority of the financing for such transactions has been third party, non-recourse debt over the base term.

     In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the leveraged lease trusts from PHI's financial statements, the underlying leases held by the leveraged lease trusts are excluded and PHI's investments in the trusts are included in PHI's Consolidated Balance Sheet as of December 31, 2003 using the line item "Investment in Finance Leases Held in Trust." The deconsolidation of the leveraged lease trusts did not significantly impact Pepco Holdings' Consolidated Balance Sheet at December 31, 2003.

25 ______________________________________________________________________________________
(4) Other

     In accordance with the provisions of FIN 46, two small entities created after January 31, 2003 were required to be consolidated at December 31, 2003 which previously were not consolidated. The consolidation of these entities did not have a significant impact on Pepco Holdings' overall financial condition or results of operations.

     Additionally, Pepco Holdings has analyzed its interests in entities with which it has power sale agreements and has determined those entities do not qualify as SPE as defined in FIN 46R. The Company will continue to analyze interests in investments and contractual relationships including power sale agreements to determine if such entities should be consolidated or deconsolidated in accordance with FIN 46R. Pepco Holdings is presently unable to determine the effect, if any, on its financial statements of applying FIN 46R to these entities.

New Accounting Standards Issued

     In July 2003, the EITF reached a consensus on EITF Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, 'Accounting for Derivative Instruments and Hedging Activities,' and not 'Held for Trading Purposes' as Defined in EITF Issue No. 02-3 'Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities'" (EITF 03-11). This EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not "held for trading purposes" should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Pepco Holdings is in the process of completing its evaluation of the extent of its subsidiaries operating revenue and operating expense reclassifications that may be required. Pepco Holdings anticipates that the implementation of EITF 03-11, including the associated reclassification of certain operating revenues and operating expenses, will not have an impact on its overall financial position or net results of operations.

(4) SEGMENT INFORMATION

     Based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 131 "Disclosures about Segments of an Enterprise and Related Information," Pepco Holdings' management identified its reportable segments at January 1, 2004 as Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Prior to January 1, 2004, Pepco Holdings' Power Delivery business consisted of two reportable segments, Pepco and Conectiv Power Delivery. However, with the continued integration of the Power Delivery businesses, effective January 1, 2004 these two businesses represented a single segment. Additionally, during the quarter ended March 31, 2004, Pepco Holdings transferred several operating businesses from one reportable segment to another in order to better align their operations prospectively. Accordingly, in accordance with the provisions of SFAS No. 131, results for the years ended December 31, 2003, 2002, and 2001 have been revised to conform to the current segment presentation. Intercompany (intersegment) revenues and expenses are not eliminated at the segment level for purposes of presenting segment financial results. Elimination of these intercompany amounts is accomplished for Pepco Holdings' consolidated results through the "Corporate and Other" column. Revised segment information for the years ended December 31, 2003, 2002, and 2001, as follows.

26 ______________________________________________________________________________________
	December 31, 2003 (In Millions)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other	PHI Cons.
Operating Revenue	$4,016.8	$2,859.0 (b)	$1,126.2	$100.1	$(830.8)	$ 7,271.3
Operating Expense	3,484.6(b)	2,983.5 (c), (d)	1,120.5	(44.1)	(889.6)(c), (d)	6,654.9
Operating Income (loss)	532.2	(124.5)	5.7	144.2	58.8	616.4
Interest Expense	167.8	32.3	8.1	96.4	63.7	368.3
Income Taxes	146.7	(53.2)	1.0	(10.1)	(18.5)	65.9
Extraordinary Item (net of taxes of $4.1 million)	5.9	-	-	-	-	5.9
Net Income (loss)	209.0	(82.8)(c), (d)	2.0	7.4 (e)	(22.1)(c), (d)	113.5
Total Assets	$8,581.3	$1,964.5	$559.1	$1,384.5	$945.0	$13,434.4
Note:

The 2003 operating results above have been revised for the full year to reflect (1) the operations of Pepco and Conectiv Power Delivery as one Power Delivery segment (2) the transfer of the operations of the Conectiv Energy subsidiary Conectiv Thermal Systems, Inc. (Conectiv Thermal) from Conectiv Energy to Pepco Energy Services, (3) the transfer of the operations of the Deepwater power generation plant (Deepwater) from Power Delivery to Conectiv Energy, and (4) the transfer of the operations of the PCI subsidiary Pepco Enterprises, Inc. (PEI) from PCI (within the "Other Non-Regulated" segment) to Pepco Energy Services.

(a)

"Corp. and Other" for 2003 included unallocated Pepco Holdings (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Intercompany transactions are also included in this line item. Additionally, this line item for "total assets" also includes Pepco Holdings' goodwill balance.

(b)

Conectiv Power Delivery purchased electric energy, electric capacity and natural gas from Conectiv Energy in the amount of $653.3 million for the year ended December 31, 2003. These intercompany transactions are included in the respective entities segment operating revenues and expenses.

(c)

Conectiv Energy's results include a charge of $108.0 million ($64.1 million) related to the CT contract cancellation. This was partially offset by $57.9 million ($34.6 million after-tax) in Corp. & Other, resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. Overall the net impact of these two transactions is $50.1 million ($29.5 million after-tax) on consolidated net income.

(d)

Conectiv Energy's results include a charge of $32.8 million ($19.4 million after-tax) related to an impairment of CT inventory. This was partially offset by $29.6 million ($17.7 million after-tax) in Corp. & Other, resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. Overall, the net impact of these two transactions is $3.2 million ($1.7 million after-tax) on consolidated net income.

(e)

Included in "Other Non-Regulated" net income of $7.7 million is a non-cash impairment charge of $102.6 million ($66.7 million after-tax) related to Pepcom's investment in Starpower Communications, LLC. The write-down of the investment in Starpower is based on December 31, 2003 estimated results. Also, included in results is a gain of $68.8 million ($44.7 million after-tax) on the sale of the Edison Place office building and an impairment charge of $11.0 million ($5.2 million after-tax) on PCI's aircraft portfolio.

27 ______________________________________________________________________________________
	December 31, 2002 (In Millions)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other	PHI Cons.
Operating Revenue	$2,519.6	$1,213.3(b)	$865.7	$ 89.9	$(364.0)	$ 4,324.5
Operating Expense	2,096.9(b)	1,160.0	852.0	18.2	(348.2)	3,778.9
Operating Income (loss)	422.7	53.3	13.7	71.7	(15.8)	545.6
Interest Expense	127.5	15.5	2.1	50.3	18.4	213.8
Income Taxes	123.0	21.7	3.7	(3.6)	(20.7)	124.1
Net Income (loss)	184.4	28.9	7.6	28.1	(38.5)	210.5
Total Assets	$8,858.6	$1,964.7	$465.2	$1,736.2	$ 399.4	$13,424.1
Note:

The 2002 operating results above have been revised to reflect (1) the operations of Pepco and Conectiv Power Delivery's post August 1, 2002 merger date results as one Power Delivery segment (2) the transfer of the post August 1, 2002 merger date results of Conectiv Thermal from Conectiv Energy to Pepco Energy Services, (3) the transfer of the post August 1, 2002 merger date results of Deepwater from Power Delivery to Conectiv Energy, and (4) the transfer of the operations of PEI from PCI to Pepco Energy Services.

(a)

"Corp. and Other" for 2002 includes primarily severance costs, as well as unallocated Pepco Holdings (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Intercompany transactions are also included in this line item. Additionally, this line item for "total assets" also includes Pepco Holdings' goodwill balance.

(b)

Conectiv Power Delivery purchased electric energy, electric capacity and natural gas from Conectiv Energy in the amount of $268.5 million for the period August 1, 2002 through December 31, 2002. These intercompany transactions are included in the segment respective entities operating revenues and expenses.

	December 31, 2001 (In Millions)
	Power Delivery Segments	Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other	PHI Cons.
Operating Revenue	$1,723.5	$ -	$581.3	$ 72.4	$ (6.0)	$2,371.2
Operating Expense	1,340.4	-	563.0	107.4	(6.0)	2,004.8
Operating Income (loss)	383.1	-	18.3	(35.0)	-	366.4
Interest Expense	103.3	-	.3	45.1	-	148.7
Income Taxes	130.9	-	9.2	(56.6)	-	83.5
Net Income (loss)	189.2(b)	-	11.0	(36.8)(c)	-	163.4
Total Assets	$5,166.9	$ -	$236.0	$1,265.7	$(1,225.8)	$5,442.8
Note:

The 2001 operating results above have been revised to reflect (1) the renaming of Pepco's operations as PHI's one Power Delivery segment and (2) the transfer of the operations of PEI from PCI to Pepco Energy Services. As 2001 was a pre-merger year the transfers of Conectiv Thermal and Deepwater are not reflected in the 2001 results above.

(a)

"Corp. and Other" for 2001 represents the elimination of intercompany rent paid by Pepco to PCI for lease of office space in PCI's office building. This line item for "total assets" also represents the elimination of intercompany transactions.

(b)	Pepco's net income of $189.2 million includes a gain of $29.3 million ($9.9 million after-tax) from the divestiture of generation assets.
(c)	Included in the "Other Non-Regulated" net loss of $36.1 million is PCI's write-down of $65.5 million ($42.6 million after-tax) of the value of aircraft holdings and investments.
28 ___________________________________________________________________________________________
(5) LEASING ACTIVITIES

     As discussed in Note 3 "Summary of Significant Accounting Policies," in accordance with the provisions of FIN 46, the leveraged lease trusts were deconsolidated from PHI's Consolidated Balance Sheet and the December 31, 2003 balances were presented on the line item "Investment in Finance Leases Held in Trust." The financing lease balances were comprised of the following at December 31:

	2003	2002
	(Millions of Dollars)
Energy leveraged leases	$1,103.5	$1,022.0
Aircraft leases	1.9	18.3
Other	37.7	51.3
Total	$1,143.1	$1,091.6

     Pepco Holdings' $1,103.4 million equity investment in energy leveraged leases at December 31, 2003, consists of electric power plants and natural gas transmission and distribution networks located outside of the United States. Of this amount, $391.4 million of equity is attributable to facilities located in The Netherlands, $548.4 million in Austria and $163.6 million in Australia.

The components of the net investment in finance leases at December 31, 2003 and 2002 are summarized below:
At December 31, 2003:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
Rents receivable, net of recourse debt	$2,319.1	$41.1	$2,360.2
Residual value	-	12.5	12.5
Less: Unearned and deferred income	(1,215.6)	(14.0)	(1,229.6)
Investment in finance leases held in trust	1,103.5	39.6	1,143.1
Less: Deferred taxes	(365.3)	(38.8)	(404.1)
Net Investment in Finance Leases Held in Trust	$ 738.2	$ .8	$ 739.0
At December 31, 2002:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
Rents receivable, net of recourse debt	$2,320.6	$64.7	$2,385.3
Residual value	-	22.6	22.6
Less: Unearned and deferred income	(1,298.6)	(17.7)	(1,316.3)
Investment in finance leases	1,022.0	69.6	1,091.6
Less: Deferred taxes	(278.5)	(43.9)	(322.4)
Net Investment in Finance Leases	$ 743.5	$25.7	$ 769.2
Income recognized from leveraged leases was comprised of the following:
For the Years Ended December 31,	2003	2002	2001
Pre-tax earnings from leveraged leases	$84.2	$64.1	$ 9.0
Investment tax credit recognized	-	-	.3
Income from leveraged leases, including investment tax credit	84.2	64.1	9.3
Income tax expense (benefit)	21.2	14.2	(9.9)
Net Income from Leveraged Leases	$63.0	$49.9	$19.2
29 ______________________________________________________________________________________

     PCI's leased aircraft portfolio primarily consists of performing assets on lease to established commercial airlines. PCI continues to manage its aircraft portfolio with the objective of identifying future opportunities for their sale or other disposition on favorable economic terms. In addition, PCI periodically assesses the aircraft for impairment.

     In December 2003, PCI recorded approximately $11.0 million (after-tax $5.2 million) related to the write down of the carrying value of an aircraft leased to Atlas. The write down was made due to concerns over Atlas' credit worthiness and the potential return of the aircraft by Atlas as part of its pending bankruptcy.

     In November 2002, PCI entered into a $309 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI's purchase and lease back of three hydroelectric facilities over a base term of approximately 36 years. The transaction was financed with approximately $259 million of third party, non-recourse debt over the base term. PCI's equity investment in this leveraged lease was approximately $55 million.

     In September 2002, PCI entered into a $766 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI's purchase and leaseback of 14 hydroelectric facilities, over a base term ranging from approximately 31 to 39 years. The transaction was financed with approximately $634 million of third party, non-recourse debt over the base term. PCI's equity investment in this leveraged lease was approximately $153 million.

     In June 2002, PCI entered into a $609 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI's purchase and leaseback of hydroelectric facilities, over a base term of approximately 28 to 35 years. The transaction was financed with approximately $503 million of third party, non-recourse debt over the base term. PCI's equity investment in this leveraged lease was approximately $113 million.

     On December 20, 2001, PCI recorded a pre-tax charge of approximately $55.5 million related to the write down of the carrying values of its then remaining seven aircraft and related assets in PCI's aircraft leasing portfolio.

     Rents receivable from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from PCI's finance leases for each of the years 2004 through 2008 and thereafter are $6.6 million, $2.1 million, $33.7 million, $6.4 million, $3.0 million, and $1,091.3 million, respectively.

Lease Commitments

     Pepco leases its consolidated control center, an integrated energy management center used by Pepco's power dispatchers to centrally control the operation of its transmission and distribution systems. The lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under SFAS No. 71, the amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes.

     DPL leases an 11.9% interest in the Merrill Creek Reservoir. The lease is an operating lease and payments over the remaining lease term, which ends in 2032, are $125.7 million in aggregate. Pepco, DPL, ACE and other Pepco

30 ______________________________________________________________________________________

Holdings' subsidiaries also have long-term leases for certain other facilities and equipment. Minimum commitments as of December 31, 2003, under the Merrill Creek Reservoir lease and other lease agreements are as follows: 2004--$41.7 million; 2005--$42.3 million; 2006--$42.3 million; 2007--$42.0 million; 2008--$42.8 million; after 2008--$181.5 million; total--$392.6 million.

     The approximate annual commitments under all capital and operating leases are $41.7 million for 2004, $42.3 million for 2005, $42.3 million for 2006, $42.0 million for 2007, $42.8 million for 2008, and $181.5 million thereafter.

(6) PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is comprised of the following.
At December 31, 2003	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of Dollars)
Generation	$2,001.6	$ 637.4	$1,364.2
Distribution	5,621.9	2,045.9	3,576.0
Transmission	1,613.4	595.8	1,017.6
Gas	314.5	80.7	233.8
General	640.6	254.1	386.5
Construction work in progress	206.1	-	206.1
Non-operating and other property	349.1	168.4	180.7
Total	$10,747.2	$3,782.3	$6,964.9
At December 31, 2002
Generation	$ 1,672.1	$ 610.3	$1,061.8
Distribution	5,373.3	1,939.7	3,433.6
Transmission	1,584.7	565.7	1,019.0
Gas	304.4	76.0	228.4
General	868.3	363.7	504.6
Construction work in progress	644.9	-	644.9
Non-operating and other property	177.3	26.3	151.0
Total	$10,625.0	$3,581.7	$7,043.3
The non-operating and other property amounts include balances for distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

     Pepco Holdings' utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction. The system-wide composite depreciation rate for Pepco's transmission and distribution system property was approximately 3.5% in 2003, 2002 and 2001. The system-wide composite depreciation rates in 2003 and 2002 for DPL were approximately 3.1% and 3.2%, respectively. The system-wide composite depreciation rates in 2003 and 2002 for ACE were approximately 3.2% and 3.3%, respectively.

     On September 30, 2003, PCI sold its final real estate property, an office building known as Edison Place (that serves as headquarters for PHI and Pepco), for $151 million in cash and recognized a pre-tax gain of $68.8 million ($44.7 million after-tax).

     Property, plant and equipment includes regulatory assets of $53 million and $47 million at December 31, 2003 and 2002, respectively, related to the Pepco control center capital lease which are accounted for pursuant to SFAS No. 71.

31 ______________________________________________________________________________________
(7) PENSIONS AND OTHER POST-RETIREMENT BENEFITS
Pension Benefits

     Pepco Holdings sponsors the Retirement Plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings' subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan for Pepco employees are identical to those of the original Pepco plan and for DPL and ACE employees the provisions and benefits are identical to the original Conectiv plan. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans. Pepco Holdings uses a December 31 measurement date for its plans.

     The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting, Conectiv's accrued pension liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized gains and losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No.87, "Employers' Accounting for Pensions." The Conectiv Plan transferred a projected benefit obligation of $804 million and plan assets of $744 million on August 1, 2002.

Plan assets are stated at their market value as of the measurement date, December 31.
All dollar amounts in the following tables are in millions of dollars.
	Pension Benefits
	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,398.9	$ 548.3
Service cost	33.0	16.0
Interest cost	93.7	54.1
Acquisition	-	804.1
Actuarial loss	144.4	40.7
Benefits paid	(90.8)	(64.3)
Benefit Obligation at End of Year	$1,579.2	$1,398.9
Change in Plan Assets
Fair value of plan assets at beginning of year	$1,240.6	$ 555.0
Actual return on plan assets	261.5	(37.2)
Company contributions	50.0	35.0
Acquisition	-	744.3
Benefits paid	(89.3)	(56.5)
Fair Value of Plan Assets at End of Year	$1,462.8	$1,240.6
Funded status	$(116.4)	$(158.3)
Unrecognized net actuarial loss	253.3	278.1
Unrecognized prior service cost	4.0	5.1
Net Amount Recognized	$ 140.9	$ 124.9
32 ______________________________________________________________________________________
Amounts recognized in PHI's statement of financial position consist of:
	Pension Benefits
	2003	2002
Prepaid benefit cost	$166.6	$149.3
Accrued benefit cost	(25.7)	(24.4)
Net amount recognized	$140.9	$124.9
The accumulated benefit obligation for the qualified defined benefit pension plan was $1,409.0 million and $1,228.2 million at December 31, 2003, and 2002, respectively.
Components of Net Periodic Benefit Cost
	Pension Benefits
	2003	2002	2001
Service cost	$ 33.0	$ 16.0	$ 9.7
Interest cost	93.7	54.1	36.3
Expected return on plan assets	(106.2)	(69.0)	(50.9)
Amortization of prior service cost	1.0	1.0	1.0
Amortization of net (gain) loss	13.9	6.9	0.9
Net periodic benefit cost	$ 35.4	$ 9.0	$(3.0)

     The 2003 net periodic benefit cost of $35.4 million includes $15.7 million of Pepco net periodic benefit cost, $(1.8) million for DPL and $10.8 million for ACE. The remaining net periodic benefit cost includes amounts for non-registrants.

     The 2002 net periodic benefit cost amount of $9.0 million includes $6.1 million of Pepco net periodic benefit cost, and $(3.3) million of DPL net benefit cost and $4.9 million of ACE net periodic benefit cost for the period August 1, 2002 to December 31, 2002. The remaining net periodic benefit cost includes amounts for non-registrants. The 2001 net periodic benefit cost is for Pepco only.

Assumptions
Weighted-average assumptions used to determine benefit obligations at December 31
	Pension Benefits
	2003	2002
Discount rate	6.25%	6.75%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
	Pension Benefits
	2003	2002
Discount rate	6.75%	7.00%
Expected long-term return on plan assets	8.75%
Pepco		9.00%
Conectiv		9.50%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%
33 ______________________________________________________________________________________

     In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments. At January 1, 2002, Pepco and Conectiv's individual plan actuarial valuations incorporated different assumptions for the 2002 year net periodic benefit cost determination. At January 1, 2003, PHI decreased its expected return on plan assets from 9.00% (for the former Pepco plan) and 9.50% (for the former Conectiv plan) to 8.75%, primarily as a result of lower long term expectations for fixed income and equity security returns.

Plan Assets
Pepco Holding's pension plan weighted-average asset allocations at December 31, 2003, and 2002, by asset category are as follows:
Asset Category	Plan Assets at December 31 2003 2002		Target Plan Asset Allocation	Minimum/ Maximum
Equity securities	64%	58%	60%	55% - 65%
Debt securities	35%	42%	35%	30% - 50%
Other	1%	0%	5%	0% - 10%
Total	100%	100%	100%

     In developing asset allocation policies for its pension program, PHI examined projections of asset returns and volatility over a long-term horizon. The analysis examined the risk/return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships as well as prospective capital market returns. Through incorporating the results of these projections with its risk posture, as well as considering industry practices, PHI developed its asset mix guidelines. Assets are to be diversified to protect against large investment losses and to reduce the probability of excessive performance volatility. Diversification of assets is to be achieved by allocating monies to various asset classes and investment styles within asset classes, and retaining investment management firm(s) with complementary investment philosophies, styles and approaches. Asset allocation will be structured to minimize downside volatility while maximizing return at an acceptable risk level. Based on the assessment of demographics, actuarial/funding, and business and financial characteristics, PHI believes that its corporate risk posture is slightly below average relative to other pension plans. Consequently, Pepco Holdings believes that a slightly below average equity exposure (i.e., a target equity asset allocation of 60%) is appropriate for the plan.

No Pepco Holdings common stock is included in pension program assets.
Cash Flows
Contributions

     Pepco Holdings, Inc. funding policy with regard to the pension plan is to maintain a funding level in excess of 100% with respect to its accumulated benefit obligation (ABO). PHI's defined benefit plan currently meets the minimum funding requirements of ERISA without any additional funding. In 2003 and 2002, PHI made discretionary tax-deductible cash contributions to the plan of $50.0 million and $35.0 million, respectively. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required in 2004; however, PHI may elect to make a discretionary tax-

34 ______________________________________________________________________________________
deductible contribution, if required to maintain its assets in excess of its ABO.
Other Post-Retirement Benefits

     In addition to sponsoring non-contributory retirement plans, Pepco Holdings provides certain post-retirement health care and life insurance benefits for eligible retired employees. Pepco Holdings uses a December 31 measurement date for its plans.

     The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic benefit cost. Under such accounting Conectiv's accrued post-retirement liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized actuarial gains and losses, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 106. The Conectiv Plan transferred a projected benefit obligation of $320 million and plan assets of $100 million on August 1, 2002.

    The changes in benefit obligation and fair value of plan assets are presented in the following table. Plan assets are stated at their market value as of the measurement date, December 31. All dollar amounts in the followings tables are in millions of dollars.

	Other Post- Retirement Benefits
	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$ 472.4	$ 122.3
Service cost	9.4	7.2
Interest cost	32.9	20.0
Acquisition	-	319.8
Actuarial loss	31.0	22.4
Benefits paid	(33.8)	(19.3)
Benefit Obligation at End of Year	$ 511.9	$ 472.4
Change in Plan Assets
Fair value of plan assets at beginning of year	$ 123.0	$ 18.7
Actual return on plan assets	25.8	(.4)
Company contributions	26.9	20.4
Acquisition	-	100.2
Benefits paid	(30.5)	(15.9)
Fair Value of Plan Assets at End of Year	$ 145.2	$ 123.0
Funded status	(366.7)	(349.4)
Unrecognized net actuarial loss (gain)	89.0	82.5
Unrecognized initial net obligation	10.8	12.0
Net amount recognized	$(266.9)	$(254.9)
Amounts recognized in PHI's statement of financial position consist of:
	Other Post Retirement Benefits
	2003	2002
Prepaid benefit cost	$ -	$ -
Accrued benefit cost	(266.9)	(254.9)
Net amount recognized	$(266.9)	$(254.9)
35 ______________________________________________________________________________________
Components of Net Periodic Benefit Cost
	Other Post- Retirement Benefits
	2003	2002	2001
Service cost	$ 9.5	$ 7.2	$ 4.6
Interest cost	32.9	20.0	8.2
Expected return on plan assets	(8.3)	(5.2)	(1.9)
Recognized actuarial loss	8.0	6.1	5.0
Net periodic benefit cost	$42.1	$28.1	$15.9

     The 2003 net periodic benefit cost amount of $42.1 million, includes $18.0 million for Pepco, $9.0 million for DPL and $10.0 million for ACE. The remaining net periodic benefit cost is related to non-registrant subsidiaries of PHI. The 2002 net periodic benefit cost amount of $28.1 million includes $18.4 million for Pepco, $2.1 million of DPL and $4.3 million of ACE net periodic benefit cost for the period August 1, 2002 to December 31, 2002. The remaining 2002 net periodic benefit cost is related to non-registrant subsidiaries of PHI. The 2001 net periodic benefit cost amount of $15.9 million is Pepco only.

Assumptions
Weighted-average assumptions used to determine benefit obligations at December 31
	Other Post- Retirement Benefits
	2003	2002
Discount rate	6.25%	6.75%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
	Other Post- Retirement Benefits
	2003	2002
Discount rate	6.75%	7.00%
Expected long-term return on plan assets	8.75
Pepco		9.00%
Conectiv		9.50%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%

     In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments.

     At January 1, 2002, Pepco and Conectiv's individual plan actuarial valuations incorporated different assumptions for the 2002 year net periodic benefit cost determination. At January 1, 2003, PHI decreased its expected return on plan assets from 9.00% (for the former Pepco plan) and 9.50% (for the former Conectiv plan) to 8.75%, primarily as a result of lower long term expectations for fixed income and equity security returns.

36 ______________________________________________________________________________________
Assumed health care cost trend rates at December 31
	2003	2002
Health care cost trend rate assumed for next year	8%	9%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%
Pepco		5.5%
Conectiv		5.0%
Year that the rate reaches the ultimate trend rate	2007	2007

     Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$ 2.5	$ (2.2)
Effect on post-retirement benefit obligation	24.7	(23.1)
Plan Assets
Pepco Holding's post-retirement plan weighted-average asset allocations at December 31, 2003, and 2002, by asset category are as follows:
	Plan Assets at December 31, 2003 2002
Asset Category
Equity securities	63%	62%
Debt securities	37	38
Total	100%	100%
No Pepco Holdings common stock is included in post-retirement program assets.
Cash Flows
Contributions

     Pepco funded the 2003 and 2002 portions of its estimated liability for Pepco post-retirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within Pepco Holdings' pension plan, and an IRC 501 (C) (9) Voluntary Employee Beneficiary Association (VEBA). DPL and ACE funded a portion of their estimated post-retirement liability through their VEBAs. In 2003, Pepco contributed $4.1 million, DPL contributed $9.0 million and ACE contributed $5.3 million to the plans. Contributions of $8.5 million were made by non-registrant subsidiaries of PHI. Assuming no changes to the current pension plan assumptions, PHI expects similar amounts to be contributed in 2004.

FASB Staff Position (FSP 106-1) - Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act)

     On December 8, 2003, the President signed the Act into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

37 _____________________________________________________________________________________

     SFAS No. 106 requires presently enacted changes in relevant laws to be considered in current period measurements of post-retirement benefit costs and the Accumulated Post-Retirement Benefit Obligation (APBO). Therefore, under that guidance, measures of the APBO and net periodic post-retirement benefit costs on or after the date of enactment should reflect the effects of the Act.

     However, due to certain accounting issues raised by the Act that are not explicitly addressed by SFAS No. 106 and uncertainties that may exist as to reliable information available on which to measure the effects of the Act, the FSP allows a plan sponsor to elect to defer recognizing the effects of the Act in the accounting for its plan under SFAS No. 106 and in providing disclosures related to the plan required by FASB Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Post-retirement Benefits, until authoritative guidance on the accounting for the federal subsidy is issued, or until certain other events occur.

     Pepco Holdings sponsors post-retirement health care plans that provide prescription drug benefits. Pepco Holdings does not elect the deferral provided by the FSP. The Accumulated Post-Retirement Benefit Obligation (APBO) as of December 31, 2003 has been reduced by $28 million to reflect the effects of the legislation. For the current quarter and all of 2003, the company's net periodic post-retirement benefit expense has not been reduced to reflect the legislation. It is estimated that in future years the annual post-retirement benefit cost will be reduced by approximately $4 million due to effects of the legislation. This reduction includes both the decrease in the cost of future benefits being earned and an amortization of the APBO reduction over the future average working lifetime of the participants, or 13.5 years. The anticipated claims costs expected to be incurred have been adjusted to reflect the cost sharing between Medicare and the company. Participation rates have not been changed. In reflecting this legislation, the company has determined which plans are eligible for Medicare cost sharing by analyzing the terms of each of its plans. It has recognized Medicare cost sharing for a plan only if the company's projected prescription drug coverage is expected to be at least as generous as the expected contribution by Medicare to a prescription drug plan not provided by the company.

     Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require Pepco Holdings to change previously reported information. When issued, the guidance on accounting for the federal subsidy will include transition guidance, as applicable, for entities that elected to defer accounting for the effects of the Act and those that did not.

38 _____________________________________________________________________________________
(8) DEBT
LONG-TERM DEBT
The components of long-term debt are shown below.
		At December 31,
Interest Rate	Maturity	2003	2002
		(Millions of Dollars)
First Mortgage Bonds
Pepco:
5.625%	2003	$-	$50.0
6.50%	2005	100.0	100.0
6.25%	2007	175.0	175.0
6.50%	2008	78.0	78.0
5.875%	2008	50.0	50.0
5.75%	2010	16.0	16.0
4.95%	2013	200.0	-
6.00%	2022	30.0	30.0
6.375%	2023	37.0	37.0
7.25%	2023	-	100.0
6.875%	2023	100.0	100.0
5.375%	2024	42.5	42.5
5.375%	2024	38.3	38.3
6.875%	2024	75.0	75.0
7.375%	2025	75.0	75.0
7.50%	2028	-	40.0

DPL:
6.40%	2003	-	85.0
8.15%	2015	-	32.0
5.90%	2021	-	18.2
7.71%	2025	100.0	100.0
6.05%	2032	-	15.0

ACE:
6.00% - 7.20%	2003	-	40.0
6.18% - 7.98%	2004 - 2008	165.0	223.0
7.25% - 7.63%	2010 - 2014	8.0	8.0
6.63%	2013	68.6	68.6
7.68%	2015 - 2016	17.0	17.0
6.80%	2021	38.9	38.9
7.00%	2023	62.5	62.5
5.60%	2025	4.0	4.0
6.15% - 7.20%	2028 - 2029	129.7	129.7

Amortizing First Mortgage Bonds
DPL:
6.95%	2004 - 2008	15.7	17.9

ACE:
6.375%	2004 - 2006	2.0	2.0

Total First Mortgage Bonds		$1,628.2	$1,868.6

NOTE: Schedule is continued on next page.
39 _____________________________________________________________________________________

		At December 31,
		2003	2002
Interest Rate	Maturity	(Millions of Dollars)
Unsecured Tax-Exempt Bonds
DPL:
7.15%	2011	$-	$1.0
5.20%	2019	31.0	31.0
3.15%	2023	18.2	-
5.50%	2025	15.0	15.0
4.90%	2026	34.5	34.5
5.65%	2028	16.2	16.2
Variable	2030 - 2038	93.4	78.4
Total Unsecured Tax-Exempt Bonds		208.3	176.1

Medium-Term Notes (unsecured)
Pepco:
7.64%	2007	35.0	35.0
6.25%	2009	50.0	50.0
7.00%	2024	35.0	50.0

DPL:
8.30%	2004	4.5	4.5
6.75%	2006	20.0	20.0
7.06% - 8.13%	2007	61.5	61.5
7.56% - 7.58%	2017	14.0	14.0
6.81%	2018	4.0	4.0
7.61%	2019	12.0	12.0
7.72%	2027	10.0	10.0

ACE:
6.63%	2003	-	30.0
7.50% - 7.52%	2007	15.0	15.0

CIV:
6.73%	2003	-	50.0
6.73%	2004	-	50.0
5.30%	2005	250.0	280.0
6.73%	2006	100.0	20.0
Total Medium-Term Notes (unsecured)		$611.0	706.0

NOTE: Schedule is continued on next page.
40 ______________________________________________________________________________________

		At December 31,
Interest Rate	Maturity	2003	2002
		(Millions of Dollars)

Recourse Debt
PCI:
3.00% - 3.99%	2008	$92.0	$92.0
6.00% - 6.99%	2004 - 2005	99.4	213.2
7.00% - 8.99%	2004 - 2007	86.8	107.1
Total Recourse Debt		278.2	412.3

Notes (secured)
Pepco Energy Services:
7.85%	2017	8.5	-

Notes (unsecured)
PHI:
Variable	2004	200.0	-
3.75% - 5.50%	2006 - 2007	800.0	500.0
4.00% - 6.45%	2010 - 2012	950.0	750.0
7.45%	2032	250.0	250.0
Total Notes (unsecured)		2,200.0	1,500.0

Nonrecourse debt
PCI:
6.57% - 9.66%	2018	18.1	25.3

Acquisition fair value adjustment		.7	2.4
Total Long-Term Debt		4,953.0	4,690.7
Net unamortized discount		(10.1)	(11.3)
Current portion		(354.0)	(391.9)
Total Net Long-Term Debt		$4,588.9	$4,287.5

Transition Bonds issued by ACE Funding:
2.89%	2010	$94.5	$109.0
2.89%	2011	46.0	-
4.21%	2013	66.0	66.0
4.46%	2016	52.0	-
4.91%	2017	118.0	118.0
5.05%	2018	54.0	-
5.50%	2023	147.0	147.0
Total		577.5	440.0
Net unamortized discount		(.3)	(.3)
Current portion of long-term debt (included in short-term debt)		(25.9)	(14.4)
Total Transition Bonds issued by ACE Funding		$551.3	425.3

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are secured by a lien on substantially all of the issuing company's property, plant and equipment.

     The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE's customers are not available to creditors of ACE. The Transition Bonds are obligations of ACE Funding and are non-recourse to ACE.

     The aggregate amounts of maturities for long-term debt outstanding at December 31, 2003, are $379.9 million in 2004, $510.8 million in 2005, $436.9 million in 2006, $854.8 million in 2007, $305.3 million in 2008, and $3,042.8 million thereafter.

41 ______________________________________________________________________________________
SHORT-TERM DEBT

     Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings' short-term debt at December 31, 2003 and 2002 is as follows.

	2003	2002
	(Millions of Dollars)
Commercial paper	$ -	$ 450.9
Construction loan	310.0	161.8
Floating rate note	50.0	200.0
Variable rate demand bonds	158.4	158.4
Current portion of long-term debt	379.9	406.3

Total	$898.3	$1,377.4

Commercial Paper

     Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, up to $275 million, and up to $250 million, respectively. Pepco Holdings' credit limit under these facilities is $700 million, and the credit limit of each of Pepco, DPL and ACE under these facilities is the lower of $300 million and the maximum amount of short-term debt authorized by the appropriate state commission, except that the aggregate amount of credit utilized by Pepco, DPL and ACE at any given time under these facilities may not exceed $400 million. The commercial paper notes can be issued with maturities up to 270 days from the date of issue.

     Pepco Holdings had no commercial paper outstanding at December 31, 2003. Interest rates for commercial paper used during 2003 ranged from 1.05% to 1.86%. Interest rates for commercial paper used during 2002 ranged from 1.45% to 2.20%. Maturities were less than 270 days for all commercial paper used.

Construction Loan

     Interest rates for borrowings under the construction loan ranged from 2.74% to 3.07% in 2003 and 3.01% to 3.47% in 2002. Conectiv Bethlehem entered into an interest rate swap agreement which effectively converted the variable interest rate on 75% of the expected loan balance to a fixed rate of 4.15%. Conectiv Bethlehem expects the construction loan to convert to a term loan in 2004 and that the term loan period will be approximately two years.

Floating Rate Note

     Interest rates for the $50 million floating rate note ranged from 1.62% to 1.69% during 2003. The note matures on March 30, 2004. Interest rates for the $200 million floating rate note ranged from 2.93% to 3.44% during 2002. The note was redeemed on January 28, 2003.

42 ______________________________________________________________________________________
Variable Rate Demand Bonds

     Variable Rate Demand Bonds ("VRDB") are included in short-term debt because the VRDB are due on demand by the bondholder. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects the bonds submitted for purchase will continue to be remarketed successfully due to the credit worthiness of the respective issuers and the bonds' interest rates being set at market rates. The respective issuers also may utilize one of the fixed rate/fixed term conversion options of the bonds. Thus, PHI considers the VRDB to be a source of long-term financing. The VRDB outstanding in 2003 and 2002 mature in 2005 to 2009 ($12.5 million), 2014 to 2017 ($48.6 million), 2024 ($33.3 million) and 2028 to 2031 ($64.0 million). Interest rates ranged from .60% to 1.90% in 2003 and .66% to 2.55% in 2002.

(9) INCOME TAXES
The provision for income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.
Provision for Income Taxes

	For the Year Ended December 31,
	2003	2002	2001
	(Millions of Dollars)
Current Tax Expense
Federal	$(126.5)	$(305.0)	$(0.8)
State and local	36.0	(17.2)	11.0
Total Current Tax (Benefit) Expense	(90.5)	(322.2)	10.2

Deferred Tax Expense
Federal	172.6	400.5	58.0
State and local	(10.9)	49.2	18.9
Investment tax credits	(5.3)	(3.4)	(3.6)
Total Deferred Tax Expense	156.4	446.3	73.3

Total Income Tax Expense	$ 65.9	$ 124.1	$83.5

43 ______________________________________________________________________________________

Reconciliation of Consolidated Income Tax Expense

	For the Year Ended December 31,
	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(Millions of Dollars)
Income Before Income Taxes	$173.5		$334.6		$246.9
Preferred dividends	4.7		5.7		5.0
Income Before Income Taxes	$178.2		$340.3		$251.9

Income tax at federal statutory rate	$62.4	.35	$119.1	.35	$88.2	.35

Increases (decreases) resulting from
Depreciation	8.2	.05	6.6	.02	3.0	.01
Removal costs	(4.6)	(.03)	(2.4)	(.01)	(3.0)	(.01)
Allowance for funds used during construction	(.8)	-	(.1)	-	0.4	-
State income taxes, net of federal effect	16.3	.09	20.7	.06	19.4	.08
Tax credits	(5.1)	(.03)	(4.0)	(.01)	(3.0)	(.01)
Dividends received deduction	(1.0)	-	(1.8)	(.01)	(2.3)	(.01)
Reversal of previously accrued deferred taxes	-	-	-	-	(7.3)	(.03)
Taxes related to divestiture at non-statutory rates	-	-	-	-	6.1	.02
Leveraged leases	(8.2)	(.05)	(8.3)	(.02)	(14.4)	(.06)
Other	(1.3)	(.01)	(5.7)	(.02)	(3.6)	(.01)

Total Income Tax Expense	$65.9	.37	$124.1	.36	$83.5	.33

44 ______________________________________________________________________________________

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2003	2002
	Millions of Dollars
Deferred Tax Liabilities (Assets)
Depreciation and other book to tax basis differences	$1,640.9	$1,484.4
Rapid amortization of certified pollution control facilities and prepayment premium on debt retirement	-	97.0
Deferred taxes on amounts to be collected through future rates	61.6	57.2
Deferred investment tax credit	(37.2)	(38.8)
Contributions in aid of construction	(67.6)	(57.2)
Goodwill, accumulated other comprehensive income, and valuation adjustments	(169.9)	(195.1)
Deferred electric service and electric restructuring liabilities	(7.9)	8.2
Finance and operating leases	332.8	246.0
NUG contract	86.7	-
Assets with a tax basis greater than book basis	(18.7)	(25.1)
State net operating loss	(22.6)	(3.7)
Other post-retirement benefits	(18.9)	(14.3)
Unrealized losses on fair value declines	20.8	(13.0)
Property taxes, contributions to pension plan, and other	33.0	42.1

Total Deferred Tax Liabilities, Net	1,833.0	1,587.7

Deferred tax liabilities included in Other Current Liabilities	56.0	52.5

Total Deferred Tax Liabilities, Net Non-Current	$1,777.0	$1,535.2

     The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities. The portion of the net deferred tax liability applicable to Pepco's operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet.

     The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco's, DPL's and ACE's property continues to be normalized over the remaining service lives of the related assets.

     PHI files a consolidated federal income tax return. PHI's federal income tax liabilities for Pepco legacy companies for all years through 2000, and for Conectiv legacy companies for all years through 1997 have been determined. PHI believes that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial condition or results of operations.

45 ______________________________________________________________________________________
(10) PREFERRED STOCK
Preferred stock amounts outstanding are as follows.

Issuer	Series	Redemption Price	Shares Outstanding 2003 2002		December 31, 2003 2002
					(Millions of Dollars)
Serial Preferred
Pepco	$2.44 Series of 1957	$51.00	239,641	239,641	$12.0	$12.0
Pepco	$2.46 Series of 1958	$51.00	173,892	173,892	8.7	8.7
Pepco	$2.28 Series of 1965	$51.00	291,759	291,759	14.6	14.6
					$35.3	$35.3

Mandatorily Redeemable Serial Preferred
Pepco	$3.40 Series of 1992 (1)		900,000	950,000	$45.0	$47.5

Redeemable Serial Preferred
ACE	$100 per share par value, 4.00% - 5.00%	$100 - $105.5	62,305	62,305	6.2	6.2
DPL	$100 per share par value, 3.70% - 5.00% 6.75% (2)	$103 - $105 $100	181,698 35,000	181,698 35,000	18.2 3.5	18.2 3.5
					$27.9	$27.9

(1)

In accordance with the provisions of SFAS No. 150, the mandatorily redeemable serial preferred stock balance at December 31, 2003 is classified as a long-term liability on the accompanying Consolidated Balance Sheets. The shares of Pepco's $3.40 (6.80%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund that began redeeming 50,000 shares annually, on September 1, 2002, with all then outstanding shares to be redeemed by September 1, 2007. The shares were not redeemable prior to September 1, 2002; thereafter, the shares are redeemable at par. The sinking fund requirements through 2006 with respect to the shares of the $3.40 Series are $2.5 million in each of 2004, 2005, and 2006. In the event of default with respect to dividends, or sinking fund or other redemption requirements relating to the serial preferred stock, no dividends may be paid, nor any other distribution made, on the applicable company's common stock. Payments of dividends on all series of serial preferred or preference stock, including series that are redeemable, must be made concurrently.

(2)	Redeemable as of November 1, 2003 at $100 per share.

On September 2, 2003, Pepco redeemed $2.5 million or 50,000 shares of its $3.40 Serial Preferred Stock Series of 1992 pursuant to mandatory sinking fund provisions.
(11) STOCK BASED COMPENSATION AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK
Stock Based Compensation

     The objective of Pepco Holdings' Long-Term Incentive Plan (the LTIP) is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings' common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the Board as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, options, performance units, stock appreciation rights, and dividend equivalents. Up to 10,000,000 shares of common stock initially were available for issuance under the LTIP for a period of 10 years commencing August 1, 2002. The number of shares available for issuance under the LTIP as of December 31, 2003 is set forth in the table below.

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     Prior to the merger, Pepco and Conectiv each had a Long-Term Incentive Plan under which stock options were granted. At the time of the merger, certain Conectiv options vested and were canceled in exchange for a cash payment. Certain other Conectiv options were exchanged on a 1 for 1.28205 basis for Pepco Holdings stock options under Pepco Holdings' LTIP: 590,198 Conectiv stock options were converted into 756,660 Pepco Holdings stock options. The Conectiv stock options were originally granted on January 1, 1998, January 1, 1999, July 1, 1999, October 18, 2000, and January 1, 2002. The exercise prices of these options, after the merger related conversion exchange, are $17.81, $18.91, $19.30, $13.08 and $19.03, respectively, which represent the adjusted market price (fair values) of Conectiv common stock on their original grant dates. All of the options exchanged for options granted in 1998, 1999 and 2000 are exercisable. Fifty percent of the options exchanged for options granted in 2002 became exercisable on January 1, 2004. The remaining options exchanged for options granted for the 2002 grant will become exercisable on January 1, 2005.

     At the time of the merger, outstanding Pepco options were exchanged on a one-for-one basis for Pepco Holdings stock options granted under Pepco Holdings' LTIP. Options were originally granted under Pepco's plan in May 1998, May 1999, January 2000, May 2000, January 2001, May 2001, January 2002, and May 2002. The exercise prices of the options are $24.3125, $29.78125, $22.4375, $23.15625, $24.59, $21.825, $22.57 and $22.685, respectively, which represents the market prices (fair values) of the Pepco common stock on their original grant dates. All the options granted in May 1998, May 1999 and January, 2000 are exercisable. Seventy-five percent of the options granted on May 1, 2000 are exercisable and the remaining twenty-five percent will become exercisable on May 1, 2004. Fifty percent of the options granted on January 1, 2001 are exercisable and the remaining options will become exercisable at the rate of twenty-five percent on January 1, 2004 and 2005. Fifty percent of the options granted on May 1, 2001 are exercisable and the remaining options will become exercisable at the rate of twenty-five percent on May 1, 2004 and 2005. Twenty-five percent of the options granted on January 1, 2002 are exercisable. The remaining options for the January 1, 2002 grant will become exercisable at the rate of twenty-five percent on January 1 of each year until January 1, 2006. Twenty-five percent of the options granted on May 1, 2002 are exercisable. The remaining options for the May 1, 2002 grant will become exercisable at the rate of twenty-five percent on May 1 of each year until May 1, 2006.

     Stock option activity for the three years ended December 31 is summarized below. The information presented in the table for 2003 and 2002 is for Pepco Holdings including converted Pepco and Conectiv options. The information for 2001 is for Pepco only.

	2003		2002		2001
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Beginning-of-year balance	2,122,601	$21.8031	970,741	$23.7810	594,341	$22.9083
Options granted	0	$0	1,151,860	$20.1363	389,600	$24.5261
Options exercised	0	$0	0	$0	0	$0
Options forfeited	7,564	$19.0300	0	$0	13,200	$24.0220
End-of-year balance	2,115,037	$21.8131	2,122,601	$21.8031	970,741	$23.7810
Exercisable at end of year	1,211,448	$22.8386	863,973	$20.3969	315,866	$22.4044

For options outstanding as of December 31, 2003, the range of exercise prices was $13.08 to $29.78, and the weighted average remaining contractual life was approximately 7 years.
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     Pepco Holdings recognizes compensation costs for the LTIP based on the accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." There were no stock-based employee compensation costs in respect of stock options granted under the LTIP charged to expense in 2003, 2002 and 2001.

     There were no option grants in 2003. The fair values of options granted in 2002 and 2001, estimated on the date of grant using the Black-Scholes option pricing model, and related valuation assumptions are as follows:

	2002	2001
Weighted average fair value per option	$3.59	$2.47
Expected option term (years)	8	8
Expected volatility	27.43%	16.58%
Expected dividend yield	5.40%	4.74%
Risk-free interest rate	5.20%	4.92%

The weighted-average fair value of options granted during 2002 and 2001, was $22.57 per share and $24.59 per share, respectively.
The pro forma effect on net income and earnings per share if PHI had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation are as follows:

	For the Year Ended December 31,
	2003	2002	2001
(Millions, except Per Share Data)

Net Income, as reported	$113.5	$210.5	$163.4
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	.6	.6	.2
Pro forma net income	$112.9	$209.9	$163.2

Basic earnings per share as reported	$.66	$1.61	$1.51
Pro forma earnings per share	$.66	$1.60	$1.51
Diluted earnings per share as reported	$.66	$1.61	$1.50
Pro forma diluted earnings per share	$.66	$1.60	$1.50

     The Performance Restricted Stock Program and the Merger Integration Success Program have been established under the LTIP. Under the Performance Restricted Stock Program, performance criteria are selected and measured over a three-year period. The target number of share award opportunities established in 2001 and 2000 under Pepco's Performance Restricted Stock Program, a component of Pepco Holdings' LTIP, for performance periods 2002-2004 and 2001-2003, were 57,000 and 58,250, respectively. The target number of share award opportunities established in 2003 and 2002 under Pepco Holdings' Performance Restricted Stock Program for performance periods 2004-2006 and 2003-2005 were 292,100 and 287,800, respectively. The fair value per share on award date for the performance restricted stock was $19.695 for 2004-2006 award, $19.405 for the 2003-2005 award, $22.51 for the 2002-2004 award, and $24.43 for the 2001-2003 award. Depending on the extent to which the performance criteria are satisfied, the executives are eligible to earn shares of common stock under the Performance Restricted Stock Program ranging from 0% to 200% of the target share award opportunities. No awards were earned in respect of the 2001-2003 share award opportunity.

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     The maximum number of share award opportunities granted under the Merger Success Integration Program established under Pepco Holdings' LTIP during 2002 was 241,075. The fair value per share on grant date was $19.735. Of those shares, 96,427 were restricted and have time-based vesting over three years: 20% vested in 2003, 30% will vest in 2004, and 50% will vest in 2005. The remaining 144,648 shares are performance-based award opportunities that may be earned based on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2003 and December 31, 2004, respectively. Although the goals were met in 2003, it was determined that 63,943 shares, including shares reallocated from participants who did not meet performance goals as well as shares reflecting accrued dividends for the period August 1, 2002 to December 31, 2003, granted to certain executives would not vest until 2005, and then only if the cost reduction goals were maintained and Pepco Holdings' financial performance is satisfactory. 9,277 shares of common stock vested under this program on December 31, 2003 for other eligible employees. There are 67,955 shares granted to eligible employees which may vest on December 31, 2004 based on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2004.

     Stock-based employee compensation costs, net of taxes, in respect of share awards under Pepco Holdings' Performance Restricted Stock and Merger Integration Success Programs charged to expense in 2003 was approximately $2.1 million and approximately $1.1 million for 2002. No amount was expenses in 2001.

     Under the Pepco Holdings, Inc. Stock Compensation Plan for Directors, non-employee directors are entitled to a grant on May 1 of each year of a non-qualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

     On August 1, 2002, the date of the consummation of Pepco's merger with Conectiv, in accordance with the terms of the merger agreement, 80,602 shares of Conectiv performance accelerated restricted stock (PARS) were converted to 103,336 shares of Pepco Holdings restricted stock. The PARS were originally granted on January 1, 2002 at a fair market price of $24.40. All of the converted restricted stock has time based vesting over periods ranging from 5 to 7 years from the original grant date.

     In June 2003, the President and Chief Executive Officer received a retention award in the form of 14,822 shares of restricted stock. The shares will vest on June 1, 2006, if he is continuously employed by Pepco Holdings through that date.

Calculations of Earnings Per Share of Common Stock
Reconciliations of the numerator and denominator for basic and diluted earnings per common share are shown below.
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	For the Year Ended December 31,
	2003	2002		2001
(Millions, except Per Share Data)
Income (Numerator):
Net Income	$113.5	$210.5		$163.4
Add: Interest paid or accrued on Convertible Debentures, net of related taxes	-	-		0.3
Earnings Applicable to Common Stock, Assuming Conversion of Convertible Securities	$113.5	$210.5		$163.7

Shares (Denominator):
Average shares outstanding for computation of basic earnings per share of common stock	170.7	131.1	(a)	108.5
Average shares outstanding for diluted computation:
Average shares outstanding	170.7	131.1		108.5
Additional shares resulting from the conversion of convertible debentures	-	-		0.3
Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	170.7	131.1		108.8

Basic earnings per share of common stock	$.66	$1.61		$1.51
Diluted earnings per share of common stock	$.66	$1.61		$1.50

(a)	Amount includes weighted average impact of 56.2 million Pepco Holdings shares issued to Conectiv shareholders on August 1, 2002 in connection with the acquisition of Conectiv.

     The Company's Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the DRP may be original issue shares or, at the option of Pepco Holdings, shares purchased in the open market. The DRP permits additional cash investments by DRP participants of not less than $25 each calendar month or more than $200,000 each calendar year. There were 1,705,988 and 647,447 original issue shares issued under the DRP in 2003 and 2002, respectively. No original issue shares were issued under the DRP in 2001.

The following table presents Pepco Holdings' common stock reserved and unissued at December 31, 2003:

Name of Plan	Number of Shares
DRP	2,646,565
Conectiv Incentive Compensation Plan	1,800,000
Potomac Electric Power Company Long-Term Incentive Plan	1,400,000
Pepco Holdings, Inc. Long-Term Incentive Plan	9,761,754
Pepco Holdings, Inc. Stock Compensation Plan for Directors	97,964
Potomac Electric Power Company Savings Plans consisting of (i) the Savings Plan for Exempt Employees, (ii) the Savings Plan for Bargaining Unit Employees, and (iii) the Savings Plan for Non-Exempt, Non-Bargaining Unit Employees	2,536,372
Conectiv Savings and Investment Plan	20,000
Atlantic Electric Savings and Investment Plan-B	23,038
Total	18,285,693

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(12) FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of Pepco Holdings' financial instruments at December 31, 2003 and 2002 are shown below.

	At December 31,
	2003		2002
	(Millions of Dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Marketable securities	$28.7	$ 28.7	$175.3	$ 175.3

Liabilities and Capitalization
Long-Term Debt	$4,588.9	$4,920.3	$4,287.5	$4,568.2
Transition Bonds issued by ACE Funding	$551.3	$ 583.1	$425.3	$ 447.7
Debentures issued to Financing Trust (short-term)	$25.8	$ 25.8	$-	$ -
Debentures issued to Financing Trust	$72.2	$ 70.8	$-	$ -
Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds Solely Parent Junior Subordinated Debentures	$-	$ -	$290.0	$ 291.5
Serial Preferred Stock	$35.3	$ 26.9	$35.3	$ 26.7
Redeemable Serial Preferred Stock	$27.9	$ 19.0	$27.9	$ 19.7
Mandatorily Redeemable Serial Preferred Stock	$45.0	$ 45.1	$47.5	$ 49.4

     The methods and assumptions below were used to estimate, at December 31, 2003 and 2002, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

The fair value of the Marketable Securities was derived based on quoted market prices.

     The fair values of the Long-term Debt, which includes First Mortgage Bonds and Medium-Term Notes, excluding amounts due within one year, were derived based on current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The fair values of the Recourse and the Non-Recourse Debt held by PCI, excluding amounts due within one year, were based on current rates offered to similar companies for debt with similar remaining maturities.

     The fair values of the Debentures issued to Financing Trust, Serial Preferred Stock, Redeemable Serial Preferred Stock, and Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (TOPrS), excluding amounts due within one year, were derived based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

The carrying amounts of all other financial instruments in Pepco Holdings' accompanying financial statements approximate fair value.
(13) CONECTIV ENERGY EVENTS
On June 25, 2003, Conectiv Energy entered into an agreement consisting of a series of energy contracts with an international investment banking firm
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with a senior unsecured debt rating of A+ / Stable from Standard & Poors (the Counterparty). The agreement is designed to more effectively hedge approximately fifty percent of Conectiv Energy's generation output and approximately fifty percent of its supply obligations, with the intention of providing Conectiv Energy with a more predictable earnings stream during the term of the agreement. The 35-month agreement consists of two major components: a fixed price energy supply hedge and a generation off-take agreement. The fixed price energy supply hedge will be used to reduce Conectiv Energy's financial exposure under its current supply commitment to DPL. Under this commitment, which extends through May 2006, Conectiv Energy is obligated to supply to DPL the electric power necessary to enable DPL to meet its SOS and POLR load obligations. Under the energy supply hedge, the volume and price risks associated with fifty percent of the SOS and POLR load obligation are effectively transferred from Conectiv Energy to the Counterparty through a financial "contract-for-differences." The contract-for-differences establishes a fixed cost for the energy required by Conectiv Energy to satisfy fifty percent of the SOS and POLR load, and any deviations of the market price from the fixed price are paid by Conectiv Energy to, or are received by Conectiv Energy from, the Counterparty. The contract does not cover the cost of capacity or ancillary services. Under the generation off-take agreement, Conectiv Energy will receive a fixed monthly payment from the Counterparty and the Counterparty will receive the profit realized from the sale of approximately 50% of the electricity generated by Conectiv Energy's plants (excluding the Edge Moor facility). This portion of the agreement is designed to hedge sales of approximately 50% of Conectiv Energy's generation output, and under assumed operating parameters and market conditions should effectively transfer this portion of Conectiv Energy's wholesale energy market risk to the Counterparty, while providing a more stable stream of revenues to Conectiv Energy. The 35-month agreement also includes several standard energy price swaps under which Conectiv Energy has locked in a sales price for approximately 50% of the output from its Edge Moor facility and has financially hedged other on-peak and off-peak energy price exposures in its portfolio to further reduce market price exposure. In total, the transaction is expected to improve Conectiv Energy's risk profile by providing hedges that are tailored to the characteristics of its generation fleet and its SOS and POLR supply obligation.

     During 2003, Conectiv Energy had a loss of $79.0 million, which includes the unfavorable impact of a $64.1 million loss resulting primarily from the cancellation of a combustion turbine (CT) contract with General Electric for the purchase of four CTs. The loss at the Pepco Holdings level is $29.5 million, substantially lower than the Conectiv Energy loss due to the fair market adjustment recognized by Pepco Holdings at the time of the acquisition of Conectiv as further discussed below.

     Through April 25, 2003, payments totaling approximately $131 million had been made for the CTs. As part of the acquisition of Conectiv by Pepco Holdings in August of 2002, the book value related to the CTs and associated equipment (including the payments already made as well as the future payments called for under the contracts) was adjusted downward by approximately 35%, to the then-fair market value. Approximately $54 million of the August 2002 fair value adjustment was related to the CTs, and another $4 million of the adjustment was related to ancillary equipment. The adjustment was recorded by Pepco Holdings and was not pushed down to, and recorded by, Conectiv.

     Because of uncertainty in the energy markets, the decline in the market for CTs and the current high level of capacity reserves within the PJM power pool, Conectiv Energy provided notice to General Electric canceling the contract for delivery of the CTs. The net unfavorable impact on Pepco

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Holdings of this cancellation, recorded in 2003, is $31.1 million, comprised of the fees associated with cancellation of the CTs, all associated site development and engineering costs and the costs associated with cancellation of ancillary equipment orders. The unfavorable impact of the cancellation specified above is also net of over $51 million in cash associated with pre-payments on the CT orders, which General Electric was required to refund as a result of the cancellation. There was a positive cash impact in the second quarter related to this refund.

     After the cancellation of the four General Electric CTs discussed above, Conectiv Energy continues to own three CTs which were delivered in 2002. The CTs have a carrying value of $57.0 million when adjusted to reflect the fair market adjustment made at the time Conectiv was acquired by Pepco Holdings. This fair market value adjustment was recorded by Pepco Holdings and was not pushed down to, and recorded by Conectiv. Due to the decline in wholesale energy prices, further analysis of energy markets and projections of future demand for electricity, among other factors, Conectiv delayed the construction and installation of these CTs. Conectiv Energy will determine whether to install these turbines as part of an existing or new generating facility or sell the turbines to a third party based upon market demand and transmission system needs and requirements. In December, 2003 Conectiv Energy reclassified the CTs from construction work in process to other non current assets to reflect the uncertain timing and future use of the CTs. Conectiv Energy adjusted the value of the CTs to fair market value resulting in a loss of $19.4 million. The loss at the Pepco Holdings level is $1.7 million, substantially lower than the Conectiv Energy loss due to the fair market adjustment recognized by Pepco Holdings at the time of the acquisition of Conectiv. Conectiv Energy's 2003 loss also includes the unfavorable impact of net trading losses of $26.6 million that resulted from a dramatic rise in natural gas futures prices during February 2003, net of an after-tax gain of $15 million on the sale of a purchase power contract in February 2003. In response to the trading losses, in early March 2003, Conectiv Energy ceased all proprietary trading activities.

(14) COMMITMENTS AND CONTINGENCIES
REGULATORY AND OTHER MATTERS
Relationship with Mirant Corporation

     In 2000, Pepco sold substantially all of its electricity generation assets to Mirant Corporation, formerly Southern Energy, Inc. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries (collectively, Mirant). On July 14, 2003, Mirant Corporation and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court). Under bankruptcy law, a debtor generally may, with authorization from a bankruptcy court, assume or reject executory contracts. A rejection of an executory contract entitles the counterparty to file a claim as an unsecured creditor against the bankruptcy estate for damages incurred due to the rejection of the contract. In a bankruptcy proceeding, a debtor can normally restructure some or all of its pre-petition liabilities.

     Depending on the outcome of the matters discussed below, the Mirant bankruptcy could have a material adverse effect on the results of operations of Pepco Holdings and Pepco. However, management currently believes that Pepco Holdings and Pepco currently have sufficient cash, cash flow and borrowing capacity under their credit facilities and in the capital markets to be able to satisfy the additional cash requirements that are expected to

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arise due to the Mirant bankruptcy. Accordingly, management does not anticipate that the Mirant bankruptcy will impair the ability of Pepco Holdings or Pepco to fulfill their contractual obligations or to fund projected capital expenditures. On this basis, management currently does not believe that the Mirant bankruptcy will have a material adverse effect on the financial condition of either company.

Transition Power Agreements

     As part of the asset purchase and sale agreement for the Pepco generation assets (the Asset Purchase and Sale Agreement), Pepco and Mirant entered into Transition Power Agreements for Maryland and the District of Columbia, respectively (collectively, the TPAs). Under these agreements, Mirant was obligated to supply Pepco with all of the capacity and energy needed to fulfill its standard offer service obligations in Maryland through June 2004 and its standard offer service obligations in the District of Columbia into January 2005, in each case at rates that were lower than the rates that Pepco charges to its customers. The original rates under the TPAs were less than the prevailing market rates.

     At the time Mirant filed for bankruptcy, the purchase prices for energy and capacity under the TPAs were below the prevailing market rates. To avoid the potential rejection of the TPAs Pepco and Mirant Corporation and its affiliate Mirant Americas Energy Marketing, LP (the Mirant Parties) entered into a settlement agreement, which was approved by the Bankruptcy Court on November 19, 2003 (the Settlement Agreement). Pursuant to the Settlement Agreement, the Mirant Parties have assumed both of the TPAs and the TPAs have been amended, effective October 1, 2003, to increase the purchase price of energy thereunder as described below. The Settlement Agreement also provides that Pepco has an allowed, pre-petition general unsecured claim against each of the Mirant Parties in the amount of $105 million (the Pepco TPA Claim), and has the right to assert the Pepco TPA Claim against other Mirant debtors. On December 15, 2003, Pepco filed Proofs of Claim in the amount of $105 million against the appropriate Mirant debtors.

     In accordance with the Settlement Agreement, the purchase price of energy under the TPAs has increased from $35.50 to $41.90 per megawatt hour during summer months (May 1 through September 30) and from $25.30 to $31.70 per megawatt hour during winter months (October 1 through April 30) under the District of Columbia TPA and has increased from $40.00 to $46.40 per megawatt hour during summer months and from $22.20 to $28.60 per megawatt hour during winter months under the Maryland TPA. Under the amended TPAs, the purchase prices paid by Pepco for capacity in the District of Columbia and Maryland remain $3.50 per megawatt hour and the charge paid by Pepco for certain ancillary services remain $.50 per megawatt hour. The amendments to the TPAs have resulted in an increase in the average purchase price to Pepco for energy from approximately 3.4 cents per kilowatt hour under the original terms of the TPAs to an average purchase price of approximately 4.0 cents per kilowatt hour. The revenues produced by the currently approved tariff rates that Pepco charges its customers for providing standard offer service average approximately 4.1 cents per kilowatt hour.

     Pepco estimates that, as a result of the price increases, it will pay Mirant an additional $105 million for the purchase of energy beginning October 1, 2003 through the remaining terms of the TPAs. These payments will be offset by a reduction of payments by Pepco to customers for the period 2003 through 2006 of approximately $45 million pursuant to the generation procurement credit established pursuant to regulatory settlements entered into in the District of Columbia and Maryland under which Pepco and its customers share any margin between the price paid by Pepco to procure

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standard offer service and the price paid by customers for standard offer service. As a result, Pepco currently anticipates that it will incur a net additional cash outlay of approximately $60 million due to the amendments of the respective TPAs. The foregoing estimates are based on current service territory load served by competitive suppliers and by standard offer service and does not include financing costs, all of which could be subject to fluctuation.

     The amount, if any, that Pepco will be able to recover from the Mirant bankruptcy estate in respect of the Pepco TPA Claim will depend on the amount of assets available for distribution to creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate. No receivable has been recorded in Pepco's accounting records in respect of the Pepco TPA Claim. Any recovery would be shared with customers pursuant to the generation procurement credit.

Power Purchase Agreements

     Under agreements with FirstEnergy Corp., formerly Ohio Edison (FirstEnergy), and Allegheny Energy, Inc., both entered into in 1987, Pepco is obligated to purchase from FirstEnergy 450 megawatts of capacity and energy annually through December 2005 (the FirstEnergy PPA). Under an agreement with Panda, entered into in 1991, Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the Panda PPA). In each case, the purchase price is substantially in excess of current market prices. As a part of the Asset Purchase and Sale Agreement, Pepco entered into a "back-to-back" arrangement with Mirant. Under this arrangement, Mirant is obligated, among other things, to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA at a price equal to the price Pepco is obligated to pay under the PPAs (the PPA-Related Obligations).

Pepco Pre-Petition Claims

     When Mirant filed its bankruptcy petition on July 14, 2003, Mirant had unpaid obligations to Pepco of approximately $29 million, consisting primarily of payments due to Pepco in respect of the PPA-Related Obligations (the Mirant Pre-Petition Obligations). The Mirant Pre-Petition Obligations constitute part of the indebtedness for which Mirant is seeking relief in its bankruptcy proceeding. Pepco has filed Proofs of Claim in the Mirant bankruptcy proceeding in the amount of approximately $26 million to recover this indebtedness; however, the amount of Pepco's recovery, if any, is uncertain. The $3 million difference between Mirant's unpaid obligation to Pepco and the $26 million Proofs of Claim filed by Pepco primarily represents a TPA settlement adjustment which is included in the $105 million Proofs of Claim filed by Pepco on December 15, 2003 against the Mirant debtors. In view of this uncertainty, Pepco, in the third quarter of 2003, expensed $14.5 million ($8.7 million after-tax) to establish a reserve against the $29 million receivable from Mirant. The amount expensed represents Pepco's estimate of the possible outcome in bankruptcy, although the amount ultimately recoverable could be higher or lower.

Mirant's Attempt to Reject the PPA-Related Obligations

     On August 28, 2003, Mirant filed with the Bankruptcy Court a motion seeking authorization to reject its PPA-Related Obligations. Mirant's motion also sought injunctions to prohibit Pepco from initiating, or encouraging any person or entity to initiate, any proceedings before the FERC that seek to require Mirant to perform the PPA-Related Obligations and to prohibit FERC

55 ______________________________________________________________________________________
from taking any action to require Mirant to perform the PPA-Related Obligations.

     On September 25, 2003, the Bankruptcy Court entered an order stating that it was not necessary to issue an injunction against Pepco because the automatic stay provisions of the Bankruptcy Code prohibit Pepco from commencing or continuing any judicial or administrative proceedings against Mirant. The Bankruptcy Court's order did grant a preliminary injunction that prohibits FERC from (i) taking any action to require or coerce Mirant to abide by the terms of the PPA-Related Obligations or commencing or continuing any proceeding outside of the Bankruptcy Court with respect to the PPA-Related Obligations and (ii) taking any action, or encouraging any person or entity to take an action, to require or coerce Mirant to abide by the terms of the TPAs. The Bankruptcy Court also ordered Mirant to continue to perform the PPA-Related Obligations and its obligations under the TPAs until relieved of those obligations by an order of an appropriate court.

     Upon motions filed by Pepco and FERC, on October 9, 2003, the U.S. District Court for the Northern District of Texas (the District Court) withdrew jurisdiction over both the rejection and preliminary injunction proceedings from the Bankruptcy Court. On December 23, 2003, the District Court denied Mirant's motion to reject the PPA-Related Obligations. On January 5, 2004 Mirant filed with the U.S. Court of Appeals for the Fifth Circuit (the Circuit Court) a notice of appeal of the District Court's December 23 decision. On January 6, 2004, The Official Committee of Unsecured Creditors of Mirant Corporation (the Creditors Committee) filed with the Circuit Court a separate notice of appeal of the December 23 decision. Also on January 6, 2004, the District Court entered an order dissolving all injunctive relief granted by the Bankruptcy Court in respect of the PPA-Related Obligations, and Mirant and the Creditors Committee each subsequently filed a motion with the Circuit Court for a stay of the dissolution order pending resolution of the appeals, as well as motions to expedite the appeals. On January 23, 2004, the Circuit Court denied Mirant's and the Creditors Committee's motions to expedite the appeal. On January 26, 2004, the Circuit Court denied Mirant's and the Creditors Committee's motions to stay the District Court's Order. Oral argument will be scheduled the week of May 3, 2004.

     Pepco is exercising all available legal remedies and vigorously opposing Mirant's continued attempts to reject the PPA-Related Obligations in order to protect the interests of its customers and shareholders. While Pepco believes that it has substantial legal bases to oppose the attempt to reject the agreements, the outcome of Mirant's efforts to reject the PPA-Related Obligations is uncertain.

     In accordance with the Bankruptcy Court's September 25 order, Mirant is continuing to perform the PPA-Related Obligations pending the resolution of the ongoing proceedings. However, if Mirant ultimately is successful in rejecting, and is otherwise permitted to stop performing the PPA-Related Obligations, Pepco could be required to repay to Mirant, for the period beginning on the effective date of the rejection (which date could be prior to the date of the court's order and possibly as early as September 18, 2003) and ending on the date Mirant is entitled to cease its purchases of energy and capacity from Pepco, all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity. Pepco estimates that the amount it could be required to repay to Mirant in the unlikely event September 18, 2003, is determined to be the effective date of rejection, as of March 1, 2004, is approximately $51.4 million. This repayment would entitle Pepco to file a claim against the bankruptcy estate in an amount

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equal to the amount repaid. Mirant has also asked the Bankruptcy Court to require Pepco to disgorge all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity, for the period July 14, 2003 (the date on which Mirant filed its bankruptcy petition) to September 18, 2003, on the theory that Mirant did not receive value for those payments. Pepco estimates that the amount it would be required to repay to Mirant on the disgorgement theory is approximately $22.8 million. Pepco believes a claim based on this theory should be entitled to administrative expense status for which complete recovery could be expected. If Pepco were required to repay any such amounts for either period, the payment would be expensed at the time the payment is made.

     The following are estimates prepared by Pepco of its additional exposure if Mirant's motion to reject its PPA-Related Obligations ultimately is successful. These estimates are based in part on current market prices and forward price estimates for energy and capacity, and do not include financing costs, all of which could be subject to significant fluctuation. The estimates assume no recovery from the Mirant bankruptcy estate and no regulatory recovery, either of which would mitigate the effect of the estimated loss. Pepco does not consider it realistic to assume that there will be no such recoveries. Based on these assumptions, Pepco estimates that its pre-tax exposure as of March 1, 2004, representing the loss of the future benefit of the PPA-Related Obligations to Pepco, is as follows:

·

If Pepco were required to purchase capacity and energy from FirstEnergy commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 6.1 cents) and resold the capacity and energy at market rates projected, given the characteristics of the FirstEnergy PPA, to be approximately 4.5 cents per kilowatt hour, Pepco estimates that it would cost approximately $50 million for the remainder of 2004, and $56 million in 2005, the last year of the FirstEnergy PPA.

·

If Pepco were required to purchase capacity and energy from Panda commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 15.6 cents), and resold the capacity and energy at market rates projected, given the characteristics of the Panda PPA, to be approximately 6.9 cents per kilowatt hour, Pepco estimates that it would cost approximately $33 million for the remainder of 2004, $38 million in 2005, and $36 million in 2006 and approximately $35 million to $43 million annually thereafter through the 2021 contract termination date.

     The ability of Pepco to recover from the Mirant bankruptcy estate in respect of the Mirant Pre-Petition Obligations and damages if the PPA-Related Obligations are successfully rejected will depend on whether Pepco's claims are allowed, the amount of assets available for distribution to creditors and Pepco's priority relative to other creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate, whether the recovery would be in cash or another form of payment, or the timing of any recovery.

     If Mirant ultimately is successful in rejecting the PPA-Related Obligations and Pepco's full claim is not recovered from the Mirant bankruptcy estate, Pepco may seek authority from the MPSC and the DCPSC to recover its additional costs. Pepco is committed to working with its regulatory authorities to achieve a result that is appropriate for its

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shareholders and customers. Under the provisions of the settlement agreements approved by the MPSC and the DCPSC in the deregulation proceedings in which Pepco agreed to divest its generation assets under certain conditions, the PPAs were to become assets of Pepco's distribution business if they could not be sold. Pepco believes that, if Mirant ultimately is successful in rejecting the PPA-Related Obligations, these provisions would allow the stranded costs of the PPAs that are not recovered from the Mirant bankruptcy estate to be recovered through Pepco's distribution rates. If Pepco's interpretation of the settlement agreements is confirmed, Pepco expects to be able to establish the amount of its anticipated recovery as a regulatory asset. However, there is no assurance that Pepco's interpretation of the settlement agreements would be confirmed by the respective public service commissions.

     If the PPA-Related Obligations are successfully rejected, and there is no regulatory recovery, Pepco will incur a loss. However, the accounting treatment of such a loss depends on a number of legal and regulatory factors, and is not determinable at this time.

The SMECO Agreement

     As a term of the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a facility and capacity agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) under which Pepco was obligated to purchase the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating station (the SMECO Agreement). The agreement contemplates a monthly payment to SMECO of approximately $.5 million. Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder. At this time, Mirant continues to make post-petition payments due to SMECO.

Rate Proceedings

     On February 3, 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and its Regulatory Asset Recovery Charge (RARC) in New Jersey. The petition was based on actual data for the nine months ended September 30, 2002, and forecasted data for the three months ended December 31, 2002 and sought an overall rate increase of approximately $68.4 million, consisting of an approximately $63.4 million increase in electricity distribution rates and $5 million for recovery of regulatory assets through the RARC. On October 28, 2003, ACE updated the filing with actual data for the full twelve-month test year ended December 31, 2002 and made other corrections. The update supported an overall rate increase of approximately $41.3 million, consisting of a $36.8 million increase in electricity distribution rates and a RARC of $4.5 million. This petition is ACE's first increase request for electric distribution rates since 1991. The requested increase would apply to all rate schedules in ACE's tariff. The Ratepayer Advocate filed testimony on January 3, 2004, proposing an annual rate decrease of $11.7 million. Intervener groups representing industrial users and local generators filed testimony that did not take a position with respect to an overall rate change but their proposals, if implemented, would affect the way in which an overall rate increase or decrease would be applied to the particular rates under which they receive service. ACE's rebuttal testimony, filed February 20, 2004, makes some changes to its October filing and proposes an overall rate increase of approximately $35.1 million, consisting of a $30.6 increase in distribution rates and a $4.5 million increase in the RARC.

     On July 31, 2003, the NJBPU issued an order transferring to the base rate proceeding consideration of $25.4 million of actual and projected deferred restructuring costs for which ACE was seeking recovery in a

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separate proceeding, which is discussed below, relating to the restructuring of ACE's electric utility business under the New Jersey Electric Discount and Energy Competition Act (EDECA). In its October 28, 2003 filing, ACE presented testimony supporting recovery of an increase in the amount of deferred restructuring costs recoverable from $25.4 million to $36.1 million, consisting of: (i) $3.7 million associated with BGS costs, (ii) $27.3 million of restructuring transition-related costs and (iii) $5.1 of transition costs related to fossil generation divestiture efforts.

     On December 12, 2003, the NJBPU issued an order also consolidating outstanding issues from several other proceedings into the base rate case proceeding. On December 22, 2003, ACE filed a Motion for Reconsideration in which it suggested that these issues be dealt with in a Phase II to the base rate case to address the outstanding issues identified in the December 12, 2003 Order. After discussion with the parties to the base rate case, it was agreed that a Phase II to the base rate case to these issues, along with the $36.1 million of deferred restructuring costs previously moved into the base rate case, would be initiated in April 2004. ACE cannot predict at this time the outcome of these proceeding.

     On March 31, 2003, DPL filed with the DPSC for an annual gas base rate increase of $16.8 million, or an increase of 12.7% in total operating revenue for DPL's gas business. The filing included a request for a ROE of 12.5%. DPL is currently authorized a ROE of 11.5% in Delaware. This is the first increase requested for DPL's gas distribution business since 1994. On May 30, 2003, DPL exercised its statutory right to implement an interim base rate increase of $2.5 million, or 1.9% of total operating revenue for DPL's gas business, subject to refund. On October 7, 2003, a settlement agreement was filed with the DPSC that provides for an annual gas base revenue increase of $7.75 million, with a 10.5% ROE, which equates to a 5.8% increase in total revenues for DPL's gas business. The settlement agreement provides that DPL is not required to refund the previously implemented interim rate increase. In addition, the settlement agreement provides for establishment of an Environmental Surcharge to recover costs associated with remediation of a coal gas site. On December 9, 2003, the DPSC approved the settlement, making the interim $2.5 million increase final with no refunds and implementing an additional $5.25 million increase effective as of December 10, 2003. At the same time the DPSC approved a supplemental settlement which addresses customer service issues in the electric cost of service filing described below. DPL filed on February 13, 2004 for a change in electric ancillary service rates that has an aggregate effect of increasing annual revenues by $13.1 million or 2.4%. This filing was prompted by the increasing ancillary service costs charged to DPL by PJM. The PHI merger agreement, approved by the DPSC in Docket No. 01-194, provides that "Delmarva shall have the right to file to change in Ancillary components of rates to reflect the then applicable ancillary charges billed to Delmarva by PJM or successor organization." On February 24, 2004, the DPSC accepted DPL's filing and placed the rates into effect on March 15, 2004, subject to refund. DPL made this filing on February 13, 2004. In future years DPL will make filings to update the analysis of out of pocket environmental costs recoverable through the Environmental Surcharge rate.

     On March 1, 2002 DPL submitted a cost of service study with the DPSC demonstrating it was not over-earning on its electric distribution rates. On October 21, 2003, the DPSC approved a settlement with respect to the March 1, 2002 filing confirming that no increase or decrease in DPL's electric distribution rates was necessary. This settlement was consistent with the provisions of settlement approved by the DPSC in connection with the Pepco and Conectiv merger that provided for no change in DPL's distribution base rates until May 1, 2006. The rate settlement also establishes objectives and

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procedures to reduce the number of customers whose bills are estimated over 6 or more months due to difficulties in obtaining access to the meter and to establish a reduced interest charge for customers who are paying past due bills under a payment arrangement. The DPSC also approved a supplemental settlement on December 9, 2003, regarding quality of service by DPL. In the supplemental settlement, DPL agreed to additional customer service provisions, including opening full time walk-in facilities that accept payments, and standards for call center performance.

     On August 29, 2003, DPL submitted its annual Gas Cost Recovery (GCR) rate filing to the DPSC. In its filing, DPL sought to increase its GCR rate by approximately 15.8% in anticipation of increasing natural gas commodity costs. The rate, which passes DPL's increased gas costs along to its customers, became effective November 1, 2003 and is subject to refund pending evidentiary hearings that will commence in April 2004.

     In compliance with the merger settlement approved by the MPSC in connection with the merger of Pepco and Conectiv, on December 4, 2003, DPL and Pepco submitted testimony and supporting schedules to establish electricity distribution rates in Maryland effective July 1, 2004, when the current distribution rate freeze/caps end. DPL's filing demonstrates that it is in an under-earning situation and, as allowed in the merger settlement, DPL requested that a temporary rate reduction implemented on July 1, 2003 for non-residential customers be terminated effective July 1, 2004. DPL estimates that the termination of the rate reduction would increase its annual revenues by approximately $1.1 million. With limited exceptions, the merger settlement does not permit DPL to file for any additional rate increase until December 31, 2006. Pepco's filing also demonstrates that it is in an under-earning situation. However the merger settlement provides that Pepco's distribution rates after July 1, 2004 can only remain the same or be decreased. With limited exceptions, Pepco is not entitled to file for a rate increase until December 31, 2006. Although the outcome of these proceedings cannot be predicted, DPL and Pepco each believes that the likelihood that its distribution rate will be reduced as of July 1, 2004 is remote.

Stranded Cost Determination and Securitization

     On January 31, 2003, ACE filed a petition with the NJBPU seeking an administrative determination of stranded costs associated with the B. L. England Generating Station. The net after tax stranded costs included in the petition were approximately $151 million. An administrative determination of the stranded costs was needed due to the cancelled sale of the plant. On July 25, 2003 the NJBPU rendered an oral decision approving the administrative determination of stranded costs at a level of $149.5 million. As a result of this order, ACE reversed $10.0 million ($5.9 million after-tax) of previously accrued liability for possible disallowance of stranded costs. This credit to expense is classified as an extraordinary item in PHI's and ACE's Consolidated Statements of Earnings because the original accrual was part of an extraordinary charge resulting from the discontinuation of SFAS No. 71 in conjunction with the deregulation of ACE's energy business in September 1999.

     On February 5, 2003, the NJBPU issued an order on its own initiative seeking input from ACE and the Ratepayer Advocate as to whether and by how much to reduce the 13% pre-tax return that ACE was then authorized to earn on B. L. England. ACE responded on February 18 with arguments that: (1) reduced costs to ratepayers could be achieved legally through timely approvals by the NJBPU of the stranded cost filing made by ACE on January 31, 2003 and a securitization filing made the week of February 10, 2003; and (2) it would be

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unlawful, perhaps unconstitutional, and a breach of settlement and prior orders for the NJBPU to deny a fair recovery on prudently incurred investment and to do so without evidentiary hearings or other due process. On April 21, 2003, the NJBPU issued an order making the return previously allowed on B. L. England interim, as of the date of the order, and directing that the issue of the appropriate return for B. L. England be included in the stranded cost proceeding. On July 25, 2003, the NJBPU voted to approve a pre-tax return reflecting a 9.75% ROE for the period April 21, 2003 through August 1, 2003. The rate authorized by the NJBPU from August 1, 2003, through such time as ACE securitizes the stranded costs was 5.25%, which the NJBPU represented as being approximately equivalent to the securitization rate. On September 25, 2003, the NJBPU issued a written order memorializing its July 25, 2003 decision.

     On February 14, 2003, ACE filed a Bondable Stranded Costs Rate Order Petition with the NJBPU. The petition requested authority to issue $160 million of Transition Bonds to finance the recovery of stranded costs associated with B. L. England and costs of issuance. On September 25, 2003 the NJBPU issued a bondable stranded cost rate order authorizing the issuance of up to $152 million of Transition Bonds. On December 23, 2003, ACE Funding issued $152 million of Transition Bonds.

Restructuring Deferral

     Pursuant to a July 15, 1999 summary order issued by the NJBPU under EDECA (which was subsequently affirmed by a final decision and order issued March 30, 2001), ACE was obligated to provide basic generation service from August 1, 1999 to at least July 31, 2002 to retail electricity customers in ACE's service territory who did not choose a competitive energy supplier. The order allowed ACE to recover through customer rates certain costs incurred in providing BGS. ACE's obligation to provide BGS was subsequently extended to July 31, 2003. At the allowed rates, for the period August 1, 1999 through July 31, 2003, ACE's aggregate allowed costs exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) that was related to ACE's Levelized Energy Adjustment Clause and ACE's Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance.

     On August 1, 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003. The deferred balance is net of the $59.3 offset for the LEAC Liability. The petition also requests that ACE's rates be reset as of August 1, 2003 so that there will be no under-recovery of costs embedded in the rates on or after that date. The increase sought represents an overall 8.4% annual increase in electric rates and is in addition to the base rate increase discussed above. ACE's recovery of the deferred costs is subject to review and approval by the NJBPU in accordance with EDECA.

     On July 31, 2003, the NJBPU issued a summary order permitting ACE to begin collecting a portion of the deferred costs and to reset rates to recover on-going costs incurred as a result of EDECA. The summary order approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003. The summary order also transferred to ACE's pending base rate case for further consideration approximately $25.4 million of the deferred balance. The NJBPU estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. Since the amounts included in this

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decision are based on estimates through July 31, 2003, the actual ending deferred cost balance will be subject to review and finalization by the NJPBU and ACE. The approved rates became effective on August 6, 2003. Based on an analysis of the summary order and in accordance with prevailing accounting rules, ACE recorded a charge of $27.5 million ($16.3 million after-tax) during the second quarter of 2003. This charge is in addition to amounts previously accrued for disallowance. ACE believes the record does not justify the level of disallowance imposed by the NJBPU. ACE is awaiting the final written order from the NJBPU and is evaluating its options related to this decision. The NJBPU's action is not appealable until a final written order has been issued.

Pepco Regulatory Matters
Divestiture Cases

     Final briefs on Pepco's District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco's DCPSC approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco's generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers, on an approximately 50/50 basis, the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. As of December 31, 2003, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generation assets were, respectively, approximately $6.5 million and $5.8 million, respectively. Other issues in the proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

     Pepco believes that a sharing of EDIT and ADITC would violate the normalization rules. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would have to pay to the IRS an amount equal to Pepco's $5.8 million District of Columbia jurisdictional generation-related ADITC balance as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.
As of December 31, 2003, the District of Columbia jurisdictional transmission and distribution-related ADITC balance was approximately $8 million.

     Pepco believes that its calculation of the District of Columbia customers' share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to D.C. customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco's and PHI's results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition. It is uncertain when the DCPSC will issue a decision.

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     Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that was raised in the D.C. case. As of December 31, 2003, the Maryland allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. On November 21, 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order that concluded that Pepco's Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules and would result in Pepco's inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT, i.e., $9.1 million, and the generation-related ADITC. If such sharing were to violate the normalization rules, Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would be unable to use accelerated depreciation on Maryland allocated or assigned property. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco's $10.4 million Maryland jurisdictional generation-related ADITC balance, as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. As of December 31, 2003, the Maryland retail jurisdictional transmission and distribution-related ADITC balance was approximately $12 million. The Hearing Examiner decided all other issues in favor of Pepco, except that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers.

     Under Maryland law, if the proposed order is appealed to the MPSC, the proposed order is not a final, binding order of the MPSC and further action by the MPSC is required with respect to this matter. Pepco has appealed the Hearing Examiner's decision on the treatment of EDIT and ADITC and corporate reorganization costs to the MPSC. Pepco cannot predict what the outcome of the appeal will be or when the appeal might be decided. Pepco believes that its calculation of the Maryland customers' share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50% of the EDIT and ADITC balances described above and make additional gain-sharing payments related to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition.

General Litigation
Asbestos

     During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George's County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as "In re: Personal Injury Asbestos Case." Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, plaintiffs argue that Pepco was negligent in not providing a safe

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work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco's property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

     Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily or by the court. Of the approximately 250 remaining asbestos cases pending against Pepco, approximately 85 cases were filed after December 19, 2000, and were tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement.

     While the aggregate amount of monetary damages sought in the remaining suits exceeds $400 million, Pepco believes the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, Pepco does not believe these suits will have a material adverse effect on its financial condition. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco's and PHI's results of operations.

Enron

     On December 2, 2001, Enron North America Corp. and several of its affiliates filed for protection under the United States Bankruptcy Code. In December 2001, DPL and Conectiv Energy terminated all energy trading transactions under various agreements with Enron. In late January 2003, after several months of discussions between the parties concerning the amount owed by DPL and Conectiv Energy, Enron filed an adversary complaint against Conectiv Energy in the Bankruptcy Court for the Southern District of New York. The complaint seeks, among other things, damages in the amount of approximately $11.7 million and a declaration that provisions permitting Conectiv Energy to set off amounts owed by Enron under certain agreements against amounts owed by Conectiv Energy under other agreements are unenforceable. Conectiv Energy disagrees with Enron's calculation of the amount due to Enron (Conectiv Energy believes the amount due is approximately $4 million) and believes that Enron's other claims are without merit.

     On March 4, 2003, the bankruptcy court ordered that all adversary proceedings (approximately 25 cases) involving Enron's trading agreements be directed to mediation. Enron and Conectiv Energy have exchanged mediation statements and held a number of mediation sessions. While some progress has been made in narrowing the number of disputed issues, a mediated resolution of the dollar issue is still uncertain. Conectiv Energy cannot predict the outcome of this suit; however, Conectiv Energy does not believe that any amount it would be required to pay Enron would have a material adverse effect on its financial condition or results of operations.

Environmental Matters and Litigation

     PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In

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addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI's subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. PHI currently estimates that capital expenditures for environmental control facilities by its subsidiaries will be $4.9 million in 2004 and $1.4 million in 2005. However, the actual costs of environmental compliance may be materially different from these estimates depending on the outcome of the matters addressed below or as a result of the imposition of additional environmental requirements or new or different interpretations of existing environmental laws and regulations.

     In October 1995, each of Pepco and DPL received notice from EPA that it, along with several hundred other companies, might be a potentially responsible party (PRP) in connection with the Spectron Superfund Site in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling and processing facility from 1961 to 1988.

     In August 2001, Pepco entered into a Consent Decree for de minimis parties with EPA to resolve its liability at this site. Under the terms of the consent decree, which was approved by the U.S. District Court for the District of Maryland on March 31, 2003, Pepco made de minimis payments to the United States and a group of PRPs. In return, those parties agreed not to sue Pepco for past and future costs of remediation at the site and the United States will also provide protection against third-party claims for contributions related to response actions at the site. The Consent Decree does not cover any damages to natural resources. However, Pepco believes that any liability that it might incur due to natural resource damage at this site would not have a material adverse effect on its financial condition or results of operations.

In February 2003, the EPA informed DPL that it will have no future liability for contribution to the remediation of the site.

     In the early 1970s, both Pepco and DPL sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania, owned by a nonaffiliated company. In December 1987, Pepco and DPL were notified by EPA that they, along with a number of other utilities and non-utilities, were PRPs in connection with the PCB contamination at the site.

     In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) including a number of possible remedies was submitted to the EPA. In December 1997, the EPA signed a Record of Decision (ROD) that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In June 1998, the EPA issued a unilateral Administrative Order to Pepco and 12 other PRPs to conduct the design and actions called for in the ROD. On May 12, 2003, two of the potentially liable owner/operator entities filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 2, 2003, the Bankruptcy Court confirmed a Reorganization Plan that incorporates the terms of a settlement among the debtors, the United States and a group of utility PRPs including Pepco. Under the settlement, the reorganized entity/site owner will pay a total of $13.25 million to remediate the site.

     As of December 31, 2003, Pepco accrued $1.7 million to meet its share of the costs assigned to PRPs under these EPA rulings. At the present time, it is not possible to estimate the total extent of EPA's administrative and oversight costs or the expense associated with a site remedy ultimately

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acceptable to EPA. However, Pepco believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

     In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the site. The de minimis settlement did not resolve DPL's responsibility for natural resource damages, if any, at the site. DPL believes that any liability for natural resource damages at this site will not have a material adverse effect on its financial condition or results of operations.

     In June 1992, EPA identified ACE as a PRP at the Bridgeport Rental and Oil Services (BROS) Superfund Site in Logan Township, New Jersey. In September 1996, ACE along with other PRPs signed a consent decree with EPA and NJDEP to address remediation of the site. ACE's liability is limited to 0.232 percent of the aggregate remediation liability and thus far ACE has made contributions of approximately $105,000. A Phase 2 RI/FS to address groundwater and possible wetlands contamination at the site that was to have been completed in September 2003 is significantly behind schedule, so ACE is not able to predict if it may be required to make additional contributions. Based on information currently available, ACE may be required to contribute approximately an additional $52,000. ACE believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

     In November 1991, NJDEP identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an Administrative Consent Order with NJDEP to remediate the site. The soil cap remedy for the site has been completed and the NJDEP conditionally approved the Remedial Action Report in January 2003. In December 2003, the PRP group submitted to NJDEP for approval a Ground Water Sampling and Analysis Plan. The results of groundwater monitoring over the first year of this ground water sampling plan will help to determine the extent of post-remedy operation and maintenance costs. In March 2003, EPA demanded from the PRP group reimbursement for EPA's past costs at the site, totaling $168,789. The PRP group objected to the demand for certain costs, but agreed to reimburse EPA approximately $19,000.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

     Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

     As of December 31, 2003, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings' consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

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	Guarantor
	PHI	Conectiv	PCI	Total
Energy marketing obligations of Conectiv Energy (1)	$118.3	$19.2	$ -	$137.5
Energy procurement obligations of Pepco Energy Services (1)	6.6	-	-	6.6
Standby letters of credit of Pepco Holdings (2)	12.7	-	-	12.7
Guaranteed lease residual values (3)	-	5.4	-	5.4
Loan agreement (4)	13.1	-	-	13.1
Construction performance guarantees (5)	-	4.6	-	4.6
Other (6)	14.9	4.3	5.8	25.0
Total	$165.6	$33.5	$5.8	$204.9

1.

Pepco Holdings and Conectiv have contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including requirements under BGS contracts for ACE.

2.

Pepco Holdings has issued standby letters of credit of $12.7 million on behalf of subsidiary operations related to Conectiv Energy's competitive energy activities and third party construction performance. These standby letters of credit were put into place in order to allow the subsidiaries the flexibility needed to conduct business with counterparties without having to post substantial cash collateral. While the exposure under these standby letters of credit is $12.7 million, Pepco Holdings does not expect to fund the full amount.

3.

Subsidiaries of Conectiv have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2003, obligations under the guarantees were approximately $5.4 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantee have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, PHI believes the likelihood of requiring payment under the guarantee is remote.

4.

Pepco Holdings has issued a guarantee on behalf of a subsidiary's 50% unconsolidated investment in a limited liability company for repayment of borrowings under a loan agreement of approximately $13.1 million.

5.	Conectiv has performance obligations of $4.6 million relating to obligations to third party suppliers of equipment.
6.	Other guarantees comprise:
	o	Pepco Holdings has guaranteed payment of a bond issued by a subsidiary of $14.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.
	o	Conectiv has guaranteed a subsidiary building lease of $4.3 million. PHI does not expect to fund the full amount of the exposure under the guarantee.
o

PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. In addition, PCI has agreed to indemnify RCN for 50% of any payments RCN makes under Starpower's franchise and construction performance bonds.  As of

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December 31, 2003, the guarantees cover the remaining $3.7 million in rental obligations and $2.1 million in franchise and construction performance bonds issued.

     In addition, in connection with the Conectiv Bethlehem revolving credit agreement, Conectiv provides a guarantee associated with Conectiv Energy's agreement to purchase energy and capacity from Conectiv Bethlehem and other guarantees related to obligations of Pepco Holdings subsidiaries under agreements related to constructing and operating the Conectiv Bethlehem mid-merit plant. Generally, Conectiv's guarantee obligations do not exceed the amount of the debt outstanding under the credit agreement and do not guarantee Conectiv Bethlehem's obligation to repay the debt. As of December 31, 2003, the outstanding balance under the Conectiv Bethlehem credit facility was $310 million.

     Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in the agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Dividends

     Pepco Holdings' annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI's income and cash flows. PHI's Board of Directors declared quarterly dividends of 25 cents per share of common stock payable on March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003.

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(15) QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

		1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
		(Millions of Dollars, except Per Share Data)
2003
Total Operating Revenue		$1,928.7	1,698.4	2,130.6	1,513.6	7,271.3
Total Operating Expenses		$1,889.6	1,559.1	1,782.0	1,424.2	6,654.9
Operating Income		$39.1	139.3	348.6	89.4	616.4
Other Expenses		$(79.4)	(76.0)	(89.1)	(184.6)	(429.0)
Preferred Stock Dividend Requirements of Subsidiaries		$6.6	5.8	0.7	0.8	13.9
(Loss) Income Before Income Tax Expense		$(46.9)	57.5	258.8	(96.0)	173.5
Income Tax (Benefit) Expense		$(22.0)	20.4	101.5	(34.0)	65.9
(Loss) Income Before Extraordinary Item		$(24.9)	37.1	157.3	(62.0)	107.6
Extraordinary Item		-	5.9	-	-	5.9
Net (Loss) Income		$(24.9)	43.0	157.3	(62.0)	113.5
Basic and Diluted (Loss) Earnings Per Share of Common Stock Before Extraordinary Item		$(.15)	.22	.92	(.36)	.63
Extraordinary Item Per Share of Common Stock		-	.03	-	-	.03
Basic and Diluted (Loss) Earnings Per Share of Common Stock		$(.15)	.25	.92	(.36)	.66
Cash Dividends Per Common Share		$.25	.25	.25	.25	1.00

2002
Total Operating Revenue		$489.2	581.2	1,641.2	1,607.5	4,324.5
Total Operating Expenses		$426.3	481.8	1,383.4	1,484.7	3,778.9
Operating Income		$62.9	99.4	257.8	122.8	545.6
Other Expenses		$(24.9)	(25.0)	(62.2)	(75.5)	(190.4)
Preferred Stock Dividend Requirements of Subsidiaries		$3.6	3.6	6.1	7.4	20.6
Income Before Income Tax Expense	$	$34.4	70.8	189.5	39.9	334.6
Income Tax Expense		$11.1	25.1	74.3	13.6	124.1
Net Income		$23.3	45.7	115.2	26.3	210.5
Basic Earnings Per Share of Common Stock		$.22	.43	.80	.16	1.61
Diluted Earnings Per Share of Common Stock		$.22	.43	.80	.16	1.61
Cash Dividends Per Common Share		$.25	.25	.25	.25	1.00

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NOTES:	As a result of the merger transaction that was completed on August 1, 2002, certain quarterly amounts presented herein are not comparable.

PHI's subsidiaries' sales of electric energy are seasonal and, accordingly, comparisons by quarter within a year are not meaningful. The totals of the four quarterly basic earnings per common share and diluted earnings per common share may not equal the basic earnings per common share and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year and, with respect to the diluted earnings per common share, changes in the amount of dilutive securities.

(16) RESTATEMENT

     On March 31, 2004, PHI filed a Form 10-K/A amending its Annual Report on Form 10-K for the year ended December 31, 2003. The purpose of this amendment is to eliminate certain items of intercompany interest and dividend income and intercompany interest expense inadvertently included in the Consolidated Statements of Earnings of PHI for the year ended December 31, 2003. The following chart identifies the amounts impacted by the elimination as they were previously reported and restated.

	For the Year Ended December 31, 2003
(in Millions of Dollars)	As Previously Reported	As Restated
Detail of Restated Amounts:
Consolidated Statements of Earnings
Interest and dividend income	$ 37.6	$ 17.1
Interest expense	$(388.8)	$(368.3)

The elimination had no impact on Total Other Expenses or Net Income as previously reported in the Consolidated Statements of Earnings of PHI for the year ended December 31, 2003.
The amendment also makes corresponding changes in the segment information for the year ended December 31, 2003 presented in Note (4) to the Consolidated Financial Statements.

     In addition, the amendment provides in Note (8) to the Consolidated Financial Statements further elaboration concerning the treatment of the Bondable Transition Property sold by ACE to ACE Funding and the Transition Bonds issued by ACE Funding and corrects the total Transition Bonds issued by ACE Funding and the presentation of the aggregate maturities for long-term debt for 2008 from $296.3 million to $305.3 million and thereafter from $2,661.5 million to $3,042.8 million.

     The amendment also corrects in Note (11) to the Consolidated Financial Statements the total number of shares of PHI's common stock reserved and unissued at December 31, 2003 from 18,302,693 to 18,285,693.

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